Exhibit 10(ac)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CENTERLINE FINANCIAL LLC

Dated as of December 14, 2007

Centerline Credit Intermediation Program

- i -

- ii -

Section 14.8. Severability	44
Section 14.9. Counterparts	44
Section 14.10. Waiver of Jury Trial	44
Section 14.11. No Waiver; Cumulative Remedies	44
Section 14.12. Consent to Jurisdiction	44
Section 14.13. Certain Tax Matters	45
Section 14.14. Standards of Discretion	45

Schedules and Exhibits

Schedule I	-	Register of Members
Schedule II	-	List of the Managing Member and Independent Managers
Schedule III	-	Addresses for Notices
Schedule IV	-	Eligibility Criteria
Schedule V	-	Agreed Upon Procedures
Schedule VI	-	Discounts Applied to Permitted Investments

Exhibit A	-	Forms of CDS
Exhibit B	-	Form of Custody Agreement
Exhibit C	-	Form of Collateral Support Swap
Exhibit D	-	Forms of Tax Credit Investments
Exhibit E	-	Form of Subordinated Debt Facility
Exhibit F	-	Form of Primary Issuance Gross Pay Indenture
Exhibit G	-	Form of Hedging Agreement

- iii -

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CENTERLINE FINANCIAL LLC (formerly known as Centerbrook Financial LLC) (the “Company”), dated as of December 14, 2007 (this “Agreement”), entered into by Centerline Financial Holdings LLC (formerly known as Centerbrook Holdings LLC), a Delaware limited liability company (“Holdings”), as the sole member of the Company, and Joseph K. Winrich and Robert K. Rowell, as the Independent Managers (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, effective as of June 28, 2006 (the “Original Effective Date”), Holdings and Joseph K. Winrich, as the Independent Manager (as defined below), entered into the Company’s original Limited Liability Company Agreement (the “Original LLC Agreement”);

WHEREAS, the Company provides credit intermediation in the form of credit default swaps or other forms of credit intermediation in respect of certain Multifamily Revenue Bonds, low income housing tax credits and other activities described herein, all in accordance with the terms and conditions hereof (the “CDS Program”);

WHEREAS, Holdings capitalized the Company on the Original Effective Date by making an initial equity contribution to the Company in an amount equal to the Initial Capital Contribution (as defined below), and in exchange the Company issued to Holdings a member interest representing the sole initial limited liability company interest in the Company;

WHEREAS, effective as of December 29, 2006, Holdings and Joseph K. Winrich, as the Independent Manager, entered into the Company’s Amended and Restated Limited Liability Company Agreement (as amended, supplement or otherwise modified and in effect on the date hereof, the “Amended LLC Agreement”), which amended and restated the Original LLC Agreement; and

WHEREAS, the parties hereto, effective as of the date hereof, wish to amend and restate the Amended LLC Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, capitalized terms shall have the respective meanings ascribed thereto in this Section 1.1.

“Accounts” has the meaning ascribed thereto in Section 3.1.

“Administrative Expenses” means amounts payable by the Company to (a) the trustee, administrative agents, collateral agents, transfer agents and paying or other agents under the Debt Facilities or hereunder or in respect of the CDS for any fees, expenses and indemnities hereunder or thereunder, (b) the Company Auditor and the Company’s agents and counsel for fees, expenses and indemnities, (c) the Rating Agencies for fees, expenses and indemnities in connection with any rating and surveillance of the Debt Facilities, (d) Managing Member Administrative Expenses, (e) any other Person in respect of any governmental fee, charge or tax in relation to the Company and (f) any other Person in respect of any other fees, expenses or indemnities permitted hereunder and under the other Program Documents; provided that Administrative Expenses shall not include (i) fees and expenses owing by the Company under Off-Setting Swaps, (ii) principal, interest or commitment fees owing under any of the Debt Facilities and (iii) Contingent Management Fees.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, provided that, in any event, any Person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” such corporation or other Person for purposes of this definition.  The term “control” (including the correlative term “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed thereto in the introductory paragraph hereof.

“Amended LLC Agreement” has the meaning ascribed thereto in the preliminary statements hereof.

“Appraisal” means, with respect to any CDS or Project Investments, an appraisal conducted by the Company of the market value of the related Multifamily Revenue Bonds.

“Available Mezzanine Loan Amounts” has the meaning ascribed thereto in the Mezzanine Facility.

“Bankruptcy Actions” has the meaning ascribed thereto in Section 11.4.

“Bankruptcy Code” means the U.S. Bankruptcy Code of 1978.

“Bankruptcy Event” means, with respect to any Person, that such Person:

(a)           is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)           becomes insolvent or is unable to pay its debts or fails, or admits in writing its inability generally, to pay its debts as they become due;

(c)           makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)           (A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a Person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof;

(e)           has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)           seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(g)           has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; or

(h)           causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) above (inclusive).

“Benefit Plan Investor” has the meaning ascribed thereto in the Plan Asset Regulations issued by the U.S. Department of Labor at 29 C.F.R. Section 2510.3-101.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are not authorized or required to close in New York City.

“Capital Account” means, with respect to each Member, the account established and maintained for such Member on the books of the Company in a manner that would comply with Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2.  Subject to the preceding sentence, each Member’s Capital Account balance was equal to the amount reflected on the books of the Company as of the Original Effective Date.  Thereafter and throughout the term of the Company, each Capital Account was (if applicable) and will be (i) increased by the amount of (A) income and gains allocated to such Capital Account pursuant to Article VIII and (B) any Cash subsequently contributed to such Capital Account, and (ii) decreased by the amount of (A) losses and deductions allocated to such Capital Account pursuant to Article VIII and (B) Cash distributed to such Member pursuant to Article XIII.

“Capital Model” means the computer model, the contents and method of application of which have been submitted to the Rating Agencies and the master copy thereof is held by the Managing Member, and which shall be run in accordance with the procedures submitted to the Rating Agencies.

“Capital Model Event” has the meaning ascribed thereto in Section 2.6(a).

“Cash” means cash, amounts credited to deposit accounts and other immediately available funds that are denominated in U.S. dollars.

“CDS” means credit default swaps or other forms of credit intermediation provided by the Company either (i) in substantially the form of any of the forms contained in Exhibit A with such industry-standard changes as the Company may negotiate so long as (x) the changes so negotiated do not result in a material increase in the risks undertaken by the Company thereunder (other than credit risk) or subject the Company to additional risks not theretofor undertaken by the Company thereunder and (y) notice of any such changes is delivered by the Company to the Rating Agencies promptly after the execution of the related definitive documentation or (ii) in substantially such other form as to which the Rating Condition shall have been satisfied (and, upon any such satisfaction, Exhibit A shall be deemed amended to include such other form).

“CDS Program” has the meaning ascribed thereto in the preliminary statements hereof.

“CDS Program Transaction” means any of the following transactions: (i) entering into by the Company of a CDS, (ii) entering into by the Company of an Off-Setting Swap and (iii) the addition or substitution of any Multifamily Revenue Bonds constituting collateral in respect of a Collateral Support Swap.

“Certificate of Formation” has the meaning ascribed thereto in Section 2.1.

“CharterMac” means Centerline Holding Company (formerly known as CharterMac), a Delaware statutory trust.

“Collateral Support Swap” means (i) the credit default swap dated as of June 28, 2006 between Centerline Origination Trust I (formerly known as Charter Mac Origination Trust I) and the Company in the form of Exhibit C and (ii) any similar credit default swap entered into after June 28, 2006 in substantially the form of Exhibit C (except as to the effective date, the termination date and other similarly necessary changes).

“Collection Account” has the meaning ascribed thereto in Section 3.1.

“Collection Period” has the meaning ascribed thereto in Section 13.3.

“Company” has the meaning ascribed thereto in the introductory paragraph hereof.

“Company Auditor” means, initially, Deloitte & Touche LLP and, thereafter, such other independent certified public accountants of recognized national standing as may be appointed by the Managing Member from time to time.

“Contingent Management Fees” means the fees payable to a special manager selected by the Collateral Agent (as defined in the Subordination and Security Agreement) pursuant to Section 4.05(a) of the Subordination and Security Agreement at any time after an Event of Default (as defined in the Subordination and Security Agreement) shall have occurred and be continuing.  Accrued but unpaid Contingent Management Fees shall be payable on each Payment Date in accordance with Section 13.3.

“Custodian” means any custodian under a Custody Agreement.

“Custodian Ratings Criteria” means criteria satisfied on any date with respect to the Custodian if (a) either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of the Custodian are rated at least “A-1+” by S&P, unless the Custodian shall have certified to the Company and the Rating Agencies that it holds the assets of the Company in a segregated trust account at an institution that is a member bank of the Federal Reserve System, in which case the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of the Custodian shall be rated at least “A-1” by S&P, and (b) either (i)(x) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of the Custodian are rated “P-1” by Moody’s and such rating is not on watch for possible downgrade by Moody’s and (y) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of the Custodian are rated higher than “A1” by Moody’s or are rated “A1” by Moody’s and such rating is not on watch for possible downgrade by Moody’s or (ii) if there is no such Moody’s short-term debt obligations rating, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of the Custodian are rated higher than “Aa3” by Moody’s or are rated “Aa3” by Moody’s and such rating is not on watch for possible downgrade by Moody’s.

“Custody Agreement” means (i) the Custody Agreement dated as of June 16, 2006 between Centerline Equity Issuer Trust (formerly known as Charter Mac Equity Issuer Trust), as depositor, and the Custodian, in substantially the form of Exhibit B, and (ii) any similar custodial trust agreement entered into with the Custodian after June 16, 2006 in substantially the form of Exhibit B.

“Debt Facilities” means, collectively, the Senior Facility, the Mezzanine Facility and the Subordinated Debt Facility.

“Defaulting Lender” means any Lender that failed to comply with its obligation to fund its loan under the Senior Facility or the Mezzanine Facility, as the case may be, and such failure was not remedied on or before the third Business Day after the occurrence of such failure

“Delaware LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq.

“Distribution Schedule” has the meaning ascribed thereto in Section 13.2.

“Eligibility Criteria” means, with respect to CDS, Off-Setting Swaps, the entering into of a Collateral Support Swap and additions or substitutions of any Multifamily Revenue Bonds constituting collateral in respect of a Collateral Support Swap, the criteria applicable to such activity set forth in Schedule IV.

“Expense Account” has the meaning ascribed thereto in Section 3.1.

“Fiscal Quarter” means a calendar quarter of each Fiscal Year.

“Fiscal Year” means a calendar year.

“GAAP” means United States generally accepted accounting principles.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, the documentation of which either (i) conforms in all material respects to the form of Exhibit G (but for the amount and timing of periodic payments, the notional amount, the applicable rate, the effective date, the termination date and other similarly necessary changes) or (ii) is in substantially such other form as to which the Rating Condition shall have been satisfied.

“Holdings” has the meaning ascribed thereto in the introductory paragraph hereof.

“Holdings Operating Agreement” means the limited liability company operating agreement of Holdings dated as of June 28, 2006 among Centerline Capital Group Inc. (formerly known as Charter Mac Corporation), Natixis Financial Products Inc. and the other members parties thereto.

“Indemnified Persons” has the meaning ascribed thereto in Section 7.8(a).

“Independent Manager” means the Persons meeting the criteria set forth in Section 7.2 and shall initially be the Persons described as such in Schedule II.

“Independent Manager Letter Agreement” has the meaning ascribed thereto in Section 7.7.

“Initial Capital Contribution” has the meaning ascribed thereto in Section 4.1.

“Investment Company Act” means the Investment Company Act of 1940.

 “Investor Services Agreement” means the Investor Services Agreement dated as of December 14, 2007 among Centerline Holding Company, Centerline Servicing Inc. and Centerline Financial LLC or any similar agreement.

“Lender” means any Person party to a Debt Facility having an obligation to make loans to the Company.

“Lien” means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property.

“Managing Member” means Holdings, so long as it is a Member, and, at any time Holdings is not a Member, such Person as shall be selected by the Required Members.  Such Person shall be deemed to be a “manager” within the meaning of Section 18-101(10) of the Delaware LLC Act.

“Managing Member Administrative Expenses” means amounts payable by the Company to the Managing Member for fees, expenses and indemnities incurred by the Managing Member in connection with managing and administering the Company as Managing Member under this Agreement (including amounts paid by the Managing Member to third parties or Affiliates of the Managing Member pursuant to administrative services agreements between the Managing Member and such Persons).

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, property, liabilities or condition (financial or otherwise) of such Person or on the ability of such Person to perform its obligations under any Program Document to which it is a party.

“Member” means Holdings and any additional or successor members of the Company as provided in Article X, but excluding any Person who has ceased to be a member in the Company.  Each Member shall be deemed to be a “member” within the meaning of Section 18-101(11) of the Delaware LLC Act.

“Member Interests” means all of the limited liability company interests in the Company (as defined in Section 18-101(8) of the Delaware LLC Act).

“Mezzanine Commitments” means the “Commitments” (as such term is defined in the Mezzanine Facility) of the Mezzanine Lenders under the Mezzanine Facility.

“Mezzanine Facility” means the Mezzanine Loan Agreement dated as of June 28, 2006 among the Company and the Lenders and agent parties thereto.

“Mezzanine Lenders” has the meaning ascribed thereto in the Subordination and Security Agreement.

“Mezzanine Obligations” has the meaning ascribed thereto in the Subordination and Security Agreement.

“Mezzanine Step Up Amounts” means interest and commitment fees accruing under the Mezzanine Facility in respect of the Mezzanine Step Up Rate (as defined therein).

“Minimum Capital Requirement” means, at any time and with respect to any proposed transaction and use of funds by the Company, the “Minimum Capital Requirement” at such time as determined by the Capital Model (after giving effect to any such proposed transaction and use of funds).

“Minimum Capital Requirement Event” means, at any time that the Capital Model is run, the aggregate amount of Permitted Investments held in the Reserve Account at such time is less than the aggregate amount of Permitted Investments required to be held in the Reserve Account as determined by the Capital Model.  For purposes of determining whether a Minimum Capital Requirement Event has occurred for S&P, the principal balance of any Permitted Investments described in clauses (b), (c), (d) or (e) of the definition thereof shall be multiplied by the applicable percentage specified in Schedule VI.

“Monthly Period” means a period consisting of each calendar month of each Fiscal Year.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody's Technical Document” means the Centerline Financial LLC Capital Model Technical Document, Moody's Version, as modified, amended or supplemented from time to time.

“Multifamily Revenue Bonds” means revenue bonds issued pursuant to Section 142(d) of the Tax Code or Section 103(b)(4)(A) of the U.S. Internal Revenue Code of 1954 (or taxable revenue obligations related thereto) to finance or refinance multifamily housing facilities.

“Net Loss Trigger Event” means at any time that, due to payments in respect of any CDS or Project Investment, the aggregate amount of Permitted Investments held in the Reserve Account at such time (including at the face amount thereof uninvested cash contemporaneously contributed and received but excluding amounts required to be contemporaneously paid from such account in respect of CDS or otherwise) is less than 0.50 multiplied by the aggregate amount of Permitted Investments held in the Reserve Account at the close of business on the last preceding date that the Capital Model was required to be run pursuant to Section 2.6(a).

“Offer” means, with respect to any obligation, (i) any offer by the obligor of such obligation or by any other Person made to all of the holders of such obligation to purchase or otherwise acquire such obligation or to convert or exchange such obligation for any other obligation or other property (other than pursuant to any redemption in accordance with the terms of such obligation) or (ii) any solicitation by the obligor of such obligation or any other Person to amend, modify or waive any provision of such obligation.

“Off-Setting Swap” means, with respect to any CDS, an off-setting credit default swap, insurance or other form of credit intermediation for the Company’s obligations in respect of such CDS either (i) in substantially the form of such CDS or (ii) in substantially such other form as to which the Rating Condition shall have been satisfied.

“Original LLC Agreement” has the meaning ascribed thereto in the preliminary statements hereof.

“Original Effective Date” has the meaning ascribed thereto in the preliminary statements hereof.

“Other Equity” has the meaning ascribed thereto in Section 5.1.

“Pass Through Entity” means any entity which is a pass through or disregarded entity for federal income tax purposes.

“Payment Date” means each Quarterly Payment Date and the Termination Date.

“Permanent Minimum Capital Requirement Event” means six months shall have passed since the occurrence of any Minimum Capital Requirement Event and at no time during such six-month period did, at any time that the Capital Model was run, the aggregate amount of Permitted Investments held in the Reserve Account at such time exceed the aggregate amount of Permitted Investments required to be held in the Reserve Account as determined by the Capital Model.

“Permitted Investments” means any dollar denominated investment that, at the time of purchase by the Company, is one or more of the following obligations or securities:

(a)           cash;

(b)           direct Registered debt obligations of, and Registered obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, the U.S. or any full faith and credit agency or instrumentality thereof;

(c)           demand deposits in any U.S. federal or state depository institution or trust company, the commercial paper and/or debt obligations of which (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a long-term credit rating of “Aaa” by Moody’s and “AAA” by S&P, in the case of long-term debt obligations, or “Prime-1” by Moody’s (and is not on credit watch for possible downgrade by Moody’s) and “A-1+” by S&P, in the case of commercial paper and short-term obligations;

(d)           Any security issued or guaranteed as to principal or interest by the U.S., or by a person controlled or supervised by and acting as an instrumentality of the U.S. pursuant to authority granted by the Congress of the U.S., or any certificate of deposit for any of the foregoing, including securities issued by any of the following instrumentalities:
(i)           Federal Farm Credit Bank
(ii)           Federal Home Loan Bank
(iii)           Federal National Mortgage Association
(iv)           Federal Home Loan Mortgage Corporation
(v)           Government National Mortgage Association, and
(vi)           Tennessee Valley Authority,
so long as at the time of such investment or contractual commitment providing for such investment the related security (i) has a short-term credit rating of “A-1+” by S&P or, if no short-term credit rating from S&P is then available, a long-term credit rating of “AAA” by S&P and (ii) has a short-term credit rating of “Prime-1” by Moody’s or, if no short-term credit rating from Moody’s is then available, a long-term credit rating of “Aaa” by Moody’s; and

(e)           the shares of an investment company registered under the Investment Company Act, whose shares are registered under the Securities Act, provided that (x) any such fund holds itself out as a money market fund and seeks to maintain a stable net asset value of $1.00 and is subject to Rule 2a-7 under the Investment Company Act and (y) the obligations of any such fund are rated “Prime-1” by Moody’s (and is not on credit watch for possible downgrade by Moody’s) and “AAAm” by S&P;

and, in each case, with respect to Permitted Investments purchased for deposit to the Expense Account or the Collection Account, with a stated maturity (giving effect to any applicable grace period) not later than the Business Day immediately preceding the next Payment Date; provided that Permitted Investments shall not include (i) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Managing Member, (ii) any security whose rating assigned by S&P includes the subscript “p”, “t”, “pi”, “q” or “r”, (iii) any other security that is an asset the payments on which are subject to withholding tax if owned by the Company unless the relevant issuer or obligor or other Person (and guarantor, if any) is required to make “gross-up” payments that cover the full amount of any such withholding taxes, (iv) any security subject to an Offer or (v) any security that is a mortgage-backed security.

“Permitted Liens” means:

(a)  Liens imposed by any governmental authority for taxes not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments that are being contested in good faith and by appropriate appellate proceedings, are fully bonded in the amount of such judgment and are stayed pending appeal;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  Cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(e)  easements, zoning restrictions, rights-of-way and similar Liens on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company;

provided that the term “Permitted Liens” shall not include any Lien securing indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan Asset Regulation” means the regulation promulgated by the U.S. Department of Labor at 29 C.F.R. Section 2510.3-101.

“Program Documents” means this Agreement, the Debt Facilities, the Subordination and Security Agreement, the Right of First Refusal Letter and the Independent Manager Letter Agreements.

“Program Violation” means a violation of an express limitation or criterion of the Eligibility Criteria, determined solely at the time of incurrence of the CDS Program Transaction causing the violation (and not as the result of a market movement or subsequent change in any condition or circumstance).

“Project Investments” means (i) loans or equity contributions made, directly or indirectly, to limited partnerships or limited liability companies (or the general partner or managing member of such limited partnership or limited liability company) that own directly or indirectly the underlying projects that directly or indirectly are the subject of any CDS in order to cover the development or operating expenses (including debt service obligations) of such limited partnership or limited liability company and so long as such loans or equity contributions are senior in right to distributions to the partners or members of such limited partnerships or limited liability companies, (ii) payments of other sums or expenditures that may be necessary or appropriate, in the reasonable opinion of the Managing Member, to address conditions or events with respect to Multifamily Revenue Bonds or underlying projects that are the subject of any CDS, or (iii) acquisitions of interests in limited partnerships or limited liability companies (or the general partner or managing member of such limited partnership or limited liability company) that own directly or indirectly the underlying projects that directly or indirectly are the subject of any CDS and made in connection with entering into such CDS and so long as the aggregate amount of each such acquisition does not exceed $10,000.

“Quarterly Cap” means, with respect to any Collection Period, an amount equal to (i) 0.0125% multiplied by (ii) the average daily closing aggregate principal amount of the Multifamily Revenue Bonds that are reference obligations under the CDS or pledged as collateral under any Collateral Support Swap.

“Quarterly Payment Date” means the tenth Business Day of January, April, July and October of each calendar year, commencing with such Business Day occurring in October 2006.

“Ratable Percentage” means, at any time with respect to any Member, the ratio (expressed as a percentage) of (i) the aggregate amount of Cash contributions in respect of all of the Member Interests owned by such Member (without regard to any distributions made hereunder) to (ii) the aggregate amount of Cash contributions in respect of all of the Member Interests (without regard to any distributions made hereunder).

“Rating Agency” means each of Moody’s and S&P.

“Rating Condition” means, with respect to each Rating Agency and any action taken or to be taken under this Agreement, a condition that is satisfied when each Rating Agency has confirmed to the Company in writing that no withdrawal, reduction, suspension or other adverse action with respect to any then current rating by such Rating Agency (including any private or confidential rating) of any Debt Facility will occur as a result of such action unless the Rating Condition is specified herein to be required by only Moody's or S&P, in which case such condition shall be satisfied upon such confirmation from the required Rating Agency.

“Record Date” has the meaning ascribed thereto in Section 8.2.

“Register” has the meaning ascribed thereto in Section 2.12.

“Registered” means, with respect to any Permitted Investment, that such Permitted Investment is issued after July 18, 1984 and is in registered form for purposes of the Tax Code.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Tax Code.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Quarterly Expenses Amount” means $150,000.

“Required Members” means, at any time, Members holding Member Interests representing more than 50% of the aggregate amount of Cash contributions in respect of all of the Member Interests (without regard to any distributions made hereunder).

“Reserve Account” has the meaning ascribed thereto in Section 3.1.

“Right of First Refusal Letter” means the Letter Agreement dated as of June 28, 2006 between the Company and CharterMac.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“S&P Default Probability Rating” has the meaning ascribed thereto in the S&P Technical Document.

“S&P Technical Document” means the Centerline Financial LLC Capital Model Technical Document, S&P Version, as modified, amended or supplemented from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Commitments” means the “Commitments” (as such term is defined in the Senior Facility) of the Senior Lenders under the Senior Facility.

“Senior Facility” means the Senior Loan Agreement dated as of June 28, 2006 among the Company and the Lenders and agent parties thereto.

“Senior Lenders” has the meaning ascribed thereto in the Subordination and Security Agreement.

“Senior Obligations” has the meaning ascribed thereto in the Subordination and Security Agreement.

“Senior Step Up Amounts” means interest and commitment fees accruing under the Senior Facility in respect of the Senior Step Up Rate (as defined therein).

“Service” means the Internal Revenue Service.

 “Servicer” has the meaning ascribed thereto in the Investor Services Agreement.

“Subordinated Debt Facility” means the Subordinated Loan Agreement among the Company and the Lenders and agent parties thereto and in the form of Exhibit E with such changes as shall be permitted under the Senior Facility and the Mezzanine Facility.

“Subordination and Security Agreement” means the Amended and Restated Subordination and Security Agreement dated as of December 14, 2007 among the Company and the agents parties thereto.

“Suspension Event” has the meaning ascribed thereto in Section 12.3.

“Tax Code” means the U.S. Internal Revenue Code of 1986.

“Tax Matters Member” has the meaning ascribed thereto in Section 8.6(d).

“Tax Profits and Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year determined in accordance with Section 703(a) of the Tax Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Tax Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)          any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing profits or losses pursuant to this definition of “Tax Profits and Losses” shall be added to such taxable income or loss;

(b)          any expenditures of the Company described in Section 705(a)(2)(B) of the Tax Code or treated as Tax Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing profits or losses pursuant to this definition of “Tax Profits and Losses” shall be subtracted from such taxable income or loss;

(c)          any further adjustments as the Tax Matters Member deems necessary or appropriate to satisfy the requirements of Regulations Section 1.704-1(b); and

(d)          notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 8.6 shall not be taken into account in computing profits or losses pursuant to this definition of “Tax Profits and Losses”.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 8.6 shall be determined by applying rules analogous to those set forth in paragraphs (a) through (d) above.

“Termination Date” means the date of the final winding up and liquidation of the CDS Program, the final distributions in respect thereof and the payment in full of all obligations of the Company under the Debt Facilities.

“Transfer” means any sale, assignment, transfer, disposition, mortgage, pledge, charge or encumbrance or contract to do or permit any of the foregoing, whether voluntary or by operation of law (and, in each case, whether absolutely, beneficially, nominally, as collateral security or otherwise).

“Transferee” means any Person who has acquired a beneficial interest in a Member Interest in accordance with the terms of this Agreement.

“Transferor” means any Person who has sold, assigned, transferred, disposed of, mortgaged, pledged, charged or encumbered a Member Interest or contracted to do or permit any of the foregoing, whether voluntarily or by operation of law.

“UCC” has the meaning ascribed thereto in Section 2.8(b).

“U.S.” means the United States of America.

“Wind-Down Date” means the date on which a Wind-Down Event occurs.

“Wind-Down Event” has the meaning ascribed thereto in Section 12.1.

 Section 1.2.  Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The term “date hereof” refers to the date of this Agreement first above written.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein, including Section 14.5), (b) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this Section 1.2, a “law”), shall refer to that law as amended from time to time and shall include any successor law, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof”, “hereto”, “hereunder” and “herewith”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified, (f) accounting terms have the meanings given to them by GAAP applied on a consistent basis by the accounting entity to which they refer, (g) references to “dollars” or “$” shall mean the lawful currency of the U.S. and (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

ARTICLE II

FORMATION, NAME, OFFICES AND PURPOSES; MEMBERS
 Section 2.1.  Formation

.  The Company was formed as a limited liability company on June 15, 2006 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”).  Except as otherwise provided in this Agreement, the rights, duties, liabilities and obligations of the Members, present and future, and the administration, dissolution, winding up and termination of the Company shall be governed by the Delaware LLC Act.  This Agreement amends and restates the Amended LLC Agreement in its entirety and shall constitute the “limited liability company agreement” of the Company as defined in Section 18-101(7) of the Delaware LLC Act.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware LLC Act.

 Section 2.2.  Name

.  The name of the Company shall be “Centerline Financial LLC”, and all business of the Company shall be conducted in such name.  The filing of the Certificate of Formation with the Secretary of State of the State of Delaware by Holdings, as an authorized person, was ratified and approved in all respects on the Original Effective Date.  A Certificate of Amendment to the Certificate of Formation was filed with the Secretary of State of the State of Delaware by Holdings on April 2, 2007 changing the name of the Company.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, the powers of Holdings as an “authorized person” ceased.  The Managing Member is designated as an “authorized person” within the meaning of the Delaware LLC Act.  Any Person designated as an “authorized person” by the Company is authorized to execute, deliver and file on behalf of the Company any certificate or certificates required by law to be filed in connection with changes in the name of the Company or the conduct of the business of the Company and shall cause such certificate or certificates to be filed with the appropriate governmental officials as an “authorized person” within the meaning of the Delaware LLC Act, if applicable.

 Section 2.3.  Offices

.  The principal office of the Company shall be located at 625 Madison Avenue, New York, New York  10022.  The Company’s registered office and the name of its registered agent at such address in the State of Delaware shall be as set forth in the Certificate of Formation.  The Company may have such substituted and additional offices at such other locations as the Managing Member shall designate.  The Company’s registered office and registered agent in the State of Delaware may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Delaware LLC Act.

 Section 2.4.  Purposes; Power

.  The purpose of the Company shall be, and the Company shall have the power and authority, to:

(a)          issue the Member Interests;

(b)          enter into, and incur liabilities and perform its obligations under, any Program Document to which it is a party;

(c)          acquire, hold and dispose of Permitted Investments to the extent permitted hereunder;

(d)          make payments and distributions in accordance with Article XIII;

(f)          enter into CDS and Collateral Support Swaps;

(g)          make Project Investments;

(h)          enter into Hedging Agreements;

(i)          enter into Off-Setting Swaps;

(j)          take such actions that are necessary or appropriate, in the Managing Member’s reasonable discretion, to settle or resolve any claims or disputes or exercise or enforce its rights and remedies relating to any of the foregoing, any Custody Agreement or any Multifamily Revenue Bonds or underlying projects that are the subject of any CDS;

(k)          engage in such other activities relating to the CDS Program as to which the Rating Condition shall have been satisfied;

(l)          create, incur or assume indebtedness permitted by the Program Documents; and

(m)          enter into, make and perform all contracts and other undertakings and engage in all activities and transactions incidental to the foregoing;

provided that the Company shall in no event have the power or authority to:

(i)          engage in any activity other than as required or authorized by this Section 2.4 or any other provision of this Agreement; and

(ii)          enter into, make or perform any written contract, agreement or other undertaking (other than CDS) that does not contain a “No Petition; Limited Recourse” provision substantially similar to the provisions in Section 14.7 or amend any such provision without first satisfying the Rating Condition.

 Section 2.5.  CDS Program

.  The Company shall create and manage the CDS Program in accordance with the Eligibility Criteria and the terms and conditions of this Agreement.

 Section 2.6.  Capital Model

.

(a)           The Capital Model shall be run by the Managing Member prior to undertaking any of the following actions (each, a “Capital Model Event”) to determine whether the Minimum Capital Requirement will be met (after giving effect to any proposed transaction and use of funds as determined by the Capital Model), and the Company shall only be permitted to undertake such Capital Model Event if such Minimum Capital Requirement will be met, which calculation for purposes of determining the Minimum Capital requirement for Moody's only shall include, without limitation, additional capital of 15 percent above the capital requirement generated by the Capital Model for a period of six months following the date of this Agreement and additional capital of 30 percent above the capital requirement generated by the Capital Model thereafter (after giving effect to such proposed transaction and use of funds as determined by the Capital Model):

(i)    any action described under Section 13.3 with respect to which the Minimum Capital Requirement must be met after giving effect to such action as determined by the Capital Model;

(ii)   the entering into of any CDS and any Off-Setting Swaps;

(iii)   the entering into of any Hedging Agreements;

(iv)          the making of any Project Investments;

(v)          the release, addition or substitution of any of the collateral subject to any Collateral Support Swap;

(vi)          the acquisition of Multifamily Revenue Bonds (and/or any custodial receipts evidencing any Multifamily Revenue Bonds) pursuant to the terms of any CDS and/or any Custody Agreement, including with respect to any Third Fixed Rate Payment Amount (as defined in the applicable CDS);

(vii)          any reduction in the Available Mezzanine Loan Amount; and

(viii)    any permanent reduction in the aggregate commitments either in the Senior Facility or in the Mezzanine Facility.

(b)           If amounts in the Reserve Account are not sufficient to cover any payment obligations of the Company in respect of its CDS settlement obligations or in connection therewith with respect to which the Company shall not have been reimbursed in full within three Business Days of any such payment, the Company shall borrow first under the Mezzanine Facility and, second, after the Available Mezzanine Loan Amounts shall have been fully utilized by the Company (it being understood that Available Mezzanine Loan Amounts shall be deemed to be utilized if a Lender has been requested to make an advance under the Mezzanine Facility and irrespective of whether a Lender under the Mezzanine Facility shall have complied with its obligation thereunder to fund its loan), under the Senior Facility, in each case to the extent then available, in sufficient amounts to satisfy such payment obligations.

(c)           The Managing Member shall run the Capital Model on every Business Day to determine whether the Minimum Capital Requirement is met; provided that so long as on any Business Day the Minimum Capital Requirement would be met assuming a 3% reduction in the aggregate amount of Permitted Investments held in the Reserve Account, the Managing Member may run the Capital Model on the next succeeding Business Day (but in any case no less frequently than every other Business Day).

(d)           The Managing Member shall cause the Capital Model to be run at the times required in this Agreement (including pursuant to Section 13.3) in accordance with the terms of this Agreement.

(e)           If at any time the capital of the Company does not exceed the Minimum Capital Requirement as determined by the S&P Capital Model by at least 3%, the Managing Member shall notify the Independent Managers and S&P of such deficiency within one Business Day of the occurrence thereof and shall initiate a search for a replacement Servicer.  If for 30 consecutive days the capital of the Company does not exceed the Minimum Capital Requirement as determined by the S&P Capital Model by at least 1%, the Managing Member shall appoint a replacement Servicer (as to which the Rating Condition with respect to S&P shall have been satisfied).

 Section 2.7.  Scope of Members’ Authority

.  No Member (other than the Managing Member to the extent that it is also a Member) shall have any authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company.  Neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the execution of this Agreement.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Independent Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Independent Manager of the Company.

 Section 2.8.  Member Interests

(a)          The Member Interests issued to Holdings on the Original Effective Date were duly authorized and validly issued limited liability company interests in the Company.

(b)          The Member Interests shall constitute “securities” within the meaning of (i) Article 8 of the Uniform Commercial Code (the “UCC”) (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) the law of any other applicable jurisdiction that presently or hereafter substantially includes the 1994 revisions to Article 8 of the UCC as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(c)          The Members shall be entitled to receive distributions in respect of their Member Interests from the Company on each Quarterly Payment Date in accordance with Section 13.3 to the extent of funds available therefor.

(d)          Members shall be entitled to vote only in connection with those matters specified in this Agreement as requiring the vote of the Required Members or in connection with any amendment of this Agreement or other Program Document to which the Company is a party, as provided in Section 14.5.

(e)          The Member Interests shall not be redeemable.

 Section 2.9.  Other Jurisdictions

.  In the event that the Managing Member determines that it is necessary for the Company to qualify to do business under the laws of one or more jurisdictions in addition to the State of Delaware, the Company shall take such actions as may be necessary to exist or qualify to do business in each such jurisdiction; provided that in any such event the Company shall at all times continue to be a limited liability company formed under and governed by the provisions of the Delaware LLC Act.

 Section 2.10.  Certain Covenants Relating to Separateness; Transactions with Affiliates

.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall maintain its separate existence, agrees that this Section 2.10 is set forth herein to qualify the Company as a “single purpose entity”, and, specifically, shall conduct its affairs in accordance with, and each Member agrees that it will not take any actions in its dealings with the Company or with other Persons (including their creditors) that are inconsistent with, the following:

(a)          The Company shall:  (i) maintain and prepare separate financial reports (if any) and financial statements (if any) in accordance with GAAP, showing its assets and liabilities separate and apart from those of any other Person, and will not have its assets listed on the financial statement of any other Person, provided that the Company’s assets may be included in a consolidated financial statement of a Member if inclusion on such consolidated financial statement is required to comply with the requirements of GAAP, but only if (x) such consolidated financial statement shall be appropriately footnoted to the effect that the Company is a separate entity and the Company’s assets are separately owned by the Company and that they are being included on the consolidated financial statement of such Member solely to comply with the requirements of GAAP, and (y) such assets shall be listed on the Company’s own separate balance sheet; (ii) maintain accurate and appropriately detailed books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any of its Affiliates and any other Person; and (iii) not permit any Affiliate or any other Person independent access to its bank accounts, except as specifically provided in the Program Documents.

(b)          The Company shall not commingle or pool any of its funds or other assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name.

(c)          The Company shall conduct its own business in its own name and shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.

(d)          The Company shall, insofar as is consistent with commercial and business circumstances affecting its business and financial condition, remain solvent and pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due; provided that this Section 2.10(d) shall not constitute a guaranty or “keep well” obligation by any Member, any administrator of or with respect to the Company or any other Person in respect of the Company or its debts, liabilities or expenses or any financial or balance sheet condition or ratio of or relating to the Company.

(e)          The Company shall do, or cause to be done, all things necessary to observe all Delaware limited liability company formalities and other organizational formalities, and preserve its existence (subject to Article XI and the other express provisions hereof), and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change this Agreement in a manner which would adversely affect the existence of the Company as a special purpose entity.

(f)          The Company shall not (i) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (ii) control the decisions or actions respecting the daily business or affairs of any other Person, except in each case as permitted by or pursuant to the Program Documents.

(g)          The Company shall, to the extent it utilizes stationery, invoices and checks, maintain and utilize separate stationery, invoices and checks bearing its own name.

(h)          The Company shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person and shall correct any known misunderstanding regarding its separate identity.

(i)          The Company shall not identify itself as a division of any other Person.

(j)          The Company shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(k)          The Company shall not use its separate existence to abuse creditors or to perpetrate a fraud, injury or injustice on creditors in violation of applicable law.

(l)          The Company shall not act with an intent to hinder, delay or defraud any of its creditors in violation of applicable law.

(m)          The Company shall not make loans or advances to any Person, except as permitted by the Program Documents.

(n)          The Company shall not grant a Lien on any of its assets for the benefit of any Person, except for Permitted Liens and as permitted by or pursuant to the Program Documents.

(o)          The issuances of the Member Interests to the Members are intended to be, and shall be accounted for on the books, records and financial statements of the Company and the Members as, the issuance of equity capital and not as a loan by the Members to the Company.

(p)          The Company shall make no transfer of its assets, except as permitted by or pursuant to the Program Documents.

(q)          The Company shall cause all material transactions and agreements between it and any one or more of its Affiliates (including transactions and agreements pursuant to which assets or property of one is used or to be used by the other) to be entered into in the names of the Persons that are parties to the transaction or agreement and to be formally documented in writing.

(r)          To the extent that the Company and its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, the Company shall allocate fairly, appropriately and nonarbitrarily the costs and expenses incurred in so doing between or among such Persons, with the result that each such Person bears its fair share of all such costs and expenses.

(s)          To the extent that the Company contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, it shall allocate fairly, appropriately and nonarbitrarily the costs incurred in so doing to the Persons for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of all such costs and expenses.

(t)          The Company shall ensure that decisions with respect to its business and daily operations shall be made independently by the officers of the Managing Member and/or agents or officers of the Company, in each case acting in their capacity as such (although the individual making any particular decision may also be an employee, officer or director of any one or more of its Affiliates).

(u)          To the extent it occupies any premises in the same location or shares the use of equipment with its Affiliates, the Company shall allocate fairly, appropriately and nonarbitrarily any rent and overhead expenses among and between such Persons, with the result that each bears its fair share of all such rent and expenses.

(v)          The Company shall maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and on terms not less favorable than those that could be obtained from an independent third party that is not an Affiliate of the Company.

(w)          The Company shall have no employees, but may have officers as permitted under this Agreement.

(x)          The Company shall not enter into any transaction of merger or consolidation or amalgamation, or, to the fullest extent permitted by law, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except as provided in this Agreement.

 Section 2.11.  General Covenants

The Company shall:

(a)          preserve and maintain all of its material rights, privileges, licenses and franchises;

(b)          obtain and maintain, or cause to be obtained and maintained, in full force and effect all necessary governmental approvals and permits required to be obtained in its name from time to time, unless failure to obtain or maintain the same would not reasonably be expected to have a Material Adverse Effect with respect to the Company;

(c)          comply with the requirements of all applicable laws, rules, regulations and orders of the SEC and all other governmental and regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect with respect to the Company;

(d)           not change the last day of its Fiscal Year from December 31;

(e)           maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by companies engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such companies and, in any event, shall maintain business interruption insurance for actual losses sustained for a twelve-month period;

(f)          cooperate with all reasonable requests of the Company Auditor in connection with the performance of its agreed upon procedures reviews of the Company and, upon the completion of any such review, the Company shall promptly deliver the results of such review to each Rating Agency;

(g)          enter into CDS only if (i) the Eligibility Criteria with respect to any such CDS shall have been satisfied, (ii) permitted by this Agreement, (iii) the Minimum Capital Requirement shall have been met (after giving effect to the proposed transaction and use of funds as determined by the Capital Model), (iv) the counterparty under such CDS is not an FDIC-insured institution and (v) the counterparty under such CDS is rated at least “Baa2” by Moody's;

(h)          make Project Investments only if (i) permitted by this Agreement and (ii) the Minimum Capital Requirement shall have been met (after giving effect to the proposed transaction and use of funds as determined by the Capital Model);

(i)          enter into Off-Setting Swaps only if (i) the Eligibility Criteria with respect to any such Off-Setting Swaps shall have been satisfied, (ii) permitted by this Agreement, (iii) the Minimum Capital Requirement shall have been met (after giving effect to the proposed transaction and use of funds as determined by the Capital Model) and (iv) the Rating Condition shall have been satisfied with respect thereto;

(j)          enter into Collateral Support Swaps or permit any addition of collateral in respect thereof only if (i) the Eligibility Criteria with respect to any such action shall have been satisfied and (ii) permitted by this Agreement;

(k)          release or substitute any of the collateral subject to any Collateral Support Swap only if (i) the Eligibility Criteria with respect to any such action shall have been satisfied, (ii) permitted by this Agreement and (iii) the Minimum Capital Requirement shall have been met (after giving effect to the proposed transaction and use of funds as determined by the Capital Model)

(l)          enter into any Hedging Agreement only if the Minimum Capital Requirement and the Rating Condition with respect to Moody's shall have been satisfied with respect thereto;

(m)          within 45 days after the end of each Fiscal Year, commencing with the current Fiscal Year, or upon the request by the Managing Member for purposes of running the Capital Model, cause to be obtained an Appraisal (i) for each CDS as to which the Company has made a settlement payment but has not received a recovery and (ii) with respect to each outstanding Project Investment of the type described in clauses (i) and (ii) of the definition thereof;

(n)          not form or acquire any subsidiaries, except as permitted by the Program Documents;

(o)          not take any action that would require registration of the Company as an “investment company” under the Investment Company Act; and

(p)          appoint a replacement Servicer (as to which the Rating Condition with respect to S&P shall have been satisfied) if the servicer rating of the Servicer is reduced below "Above Average" by S&P for 90 consecutive Business Days or withdrawn.

 Section 2.12.  Register of Members

.   The Managing Member shall prepare and maintain a register of the Members of the Company (the “Register”) and shall enter into the Register any Person who has become a Member in accordance with Article X.  The Managing Member shall record in the Register the name and mailing address of each Member, the date such Person became a Member and the percentage of the Member Interests held by such Member.  The initial Register shall be in the form attached hereto as Schedule I.  The Managing Member shall furnish to each Member, within 15 days after receipt by the Company of a written request therefor from such Member, a list, in such form as such party may reasonably require, of the names and addresses of the Members as of the most recent practicable date.  Every Member, by receiving and holding a Member Interest, agrees that neither the Company nor any agent thereof shall be held accountable or liable for any losses that may occur by reason of the disclosure of any such information as to the names and addresses of the Members under this Agreement, regardless of the source from which such information was derived.  The Company and any agent of the Company may treat the Person in whose name any Member Interest is registered as the owner of such Member Interest for the purpose of receiving distributions pursuant to Section 13.3 and for all other purposes whatsoever, and neither the Company nor any agent of the Company shall be affected by any notice to the contrary.

ARTICLE III
ACCOUNTS

 Section 3.1.  Establishment of Accounts; Use of Amounts on Deposit

.  The Company has established account number 52800 (the “Collection Account”), account number 52801 (the “Expense Account”) and account number 52802  (the “Reserve Account” and, together with the Collection Account and the Expense Account, the “Accounts”), each at Deutsche Bank Trust Company Americas, into which the Company shall deposit amounts required to be so deposited by the terms of this Agreement.  The Company shall be permitted to invest and reinvest any Cash held in or credited to the Accounts from time to time in Permitted Investments.  The funds credited to the Accounts shall only be used to make distributions and payments pursuant from time to time to Sections 13.1 and 13.3.

Section 3.2.  Collection Account

.  The Company shall cause the following amounts to be paid to it in the Collection Account:

(a)           all earned investment income received by the Company, including investment income earned on amounts in the Accounts;

(b)           all fees received by the Company in respect of CDS (other than any unearned upfront fees received in respect of CDS and net of any fees payable by the Company in respect of CDS or Off-Setting Swaps); and

(c)           all payments received by the Company in respect of Hedging Agreements.

Section 3.3.  Expense Account

.  The Company shall cause the following amounts to be paid to it in the Expense Account:

(a)           on the Original Effective Date, a portion of the Initial Capital Contribution in the amount equal to the Required Quarterly Expenses Amount; and

(b)           all amounts required to be deposited in the Expense Account pursuant to Section 13.3(a).

Section 3.4.  Reserve Account

.  The Company shall cause the following amounts to be paid to it in the Reserve Account:

(a)           Cash proceeds of any borrowings under the Senior Facility;

(b)           Cash proceeds of any borrowings under the Mezzanine Facility;

(c)           Cash proceeds of any borrowings under any Subordinated Debt Facility;

(d)           Cash capital contributions made to the Company (other than the portion of the Initial Capital Contribution in the amount equal to the Required Quarterly Expenses Amount);

(e)           all recoveries and settlement payments received by the Company in respect of CDS and any Collateral Support Swap;

(f)           all settlement payments received by the Company in respect of Off-Setting Swaps;

(g)           all amounts received in respect of Project Investments;

(h)           all unearned upfront fees received in respect of CDS;

(i)           all amounts required to be deposited in the Reserve Account pursuant to Sections 13.3(a) and 13.3(b); and

(j)           any other Cash received by the Company and not required to be deposited in the Collection Account or the Expense Account.

ARTICLE IV
CAPITAL CONTRIBUTIONS

 Section 4.1.  Initial Capital Contribution; No Further Capital Contributions Required

.  On the Original Effective Date, the initial Member made a Cash capital contribution to the Company in the amount of $29,150,000 (the “Initial Capital Contribution”).  Thereafter, no Member shall be required to make any additional capital contribution to the Company.

Section 4.2.  No Non-Cash Capital Contributions

.  After the Original Effective Date, capital contributions shall not be made or deemed to be made to the Company in any form other than Cash.

 Section 4.3.  Rights and Obligations of Members

.  Except as otherwise provided in this Agreement, any other Program Document or the Delaware LLC Act:  (a) no Member (in its capacity as a Member) shall have any liability to the Company in excess of such Member’s unpaid capital contributions that such Member is contractually obligated to make; (b) no Member shall have any liability to any other Member for the return or repayment of the capital contributions of such other Member; (c) no Member shall be required to pay to the Company or any other Member any deficit in its own or such other Member’s Capital Account (upon dissolution or otherwise); and (d) no Member shall be personally liable for any debts, obligations or losses of the Company.

ARTICLE V
ADDITIONAL EQUITY INTERESTS

Section 5.1.  Issuance of Additional Equity Interests

.  The Managing Member, with the consent of each of the Members, is authorized to cause the Company to issue additional classes of equity (the “Other Equity”) and to admit Persons as Members in connection therewith, in one or more series or classes, or in one or more series of any such class which may be senior or junior to other Member Interests, which may include preferred equity entitling the holder thereof to receive statutory credits in connection with the Community Reinvestment Act generated by the Company, on such terms and conditions as the Managing Member, with the consent of each of the Members, shall establish, in each case, subject to Delaware law, including (i) the allocations of items of Company income, gain, loss, deduction and credit with respect to the holder of the Other Equity, (ii) the rights of the holder of the Other Equity to share in Company distributions, and (iii) the rights of the holder of the Other Equity upon dissolution and winding up of the Company, provided that in connection with any such issuance the Rating Condition shall have been satisfied.

Section 5.2.  Amendments to Reflect Other Equity

.  The Managing Member, with the consent of each of the Members, shall have the authority to amend this Agreement to the extent necessary to reflect the rights of the holders of the Other Equity or additional Member Interests issued in accordance with Section 5.1.

ARTICLE VI

PARTICIPATION IN COMPANY PROPERTY
 Section 6.1.  Ownership by Member of Company

.  No Member shall have any right of partition with respect to any property or assets of the Company.  To the fullest extent permitted by law, for so long as any obligation of the Company under any Program Document, Hedging Agreement, CDS or Off-Setting Swap is outstanding, each Member hereby irrevocably waives any right or power that it might have to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution herein.  The interest of the Member in the Company is personal property.

 Section 6.2.  Return of Capital

.  Except as otherwise provided herein, no Member shall have any right to demand or receive a distribution in respect of its Member Interest prior to the dissolution of the Company, and no Member shall have the right to demand that any such distribution to such Member be in the form of property or assets other than Cash in return for its capital contribution to the Company.

ARTICLE VII
MANAGEMENT
 Section 7.1.  Management by the Managing Member

.

(a)           Except with respect to matters as to which the Members are required to vote by non-waivable provisions of the Delaware LLC Act or are otherwise entitled to vote pursuant to this Agreement and subject to Section 11.4, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member and (ii) the Managing Member may make or cause to be made all decisions and take or cause to be taken all actions for the Company.

(b)           The Managing Member shall perform its obligations hereunder with reasonable care, using a degree of skill and attention not less than that which the Managing Member or its Affiliates would exercise (and in any event not less than the degree of care and skill exercised by other similar managers of recognized standing) with respect to comparable assets managed for itself and others having similar investment objectives and restrictions.  The Managing Member agrees that its obligations hereunder shall be enforceable by the Company, the Lenders and any trustee or agent on behalf of the Lenders.

 Section 7.2.  Independent Managers

.  The Managing Member shall select and appoint and be entitled to remove and replace the Independent Managers upon a vacancy in such position.  Each Independent Manager shall at all times hold such position until a successor shall have been appointed by the Managing Member.  The Independent Managers as of the date hereof is set forth on Schedule II.  In addition to being appointed by the Managing Member in accordance with the preceding sentence, the Independent Managers shall be Persons who are not, and for at least two years prior to such appointment has not been, (i) a director, officer, employee, partner, member or stockholder of any Person owning beneficially, directly or indirectly, any of the outstanding equity interests in the Company, its Members or Affiliates or (ii) a director, officer, employee, partner, member or a stockholder owning more than 1% of the outstanding equity interests in any such beneficial owner’s parent, subsidiaries or Affiliates (in each case other than such Person’s capacity as “Independent Manager” or independent manager of the Company, any of its Affiliates or another direct or indirect special purpose subsidiary of the Member).  Each Independent Manager shall act in its capacity as a manager of the Company with only such duties and rights as are expressly set forth in this Agreement.  Each Independent Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Delaware LLC Act with only such duties and rights as are expressly set forth in this Agreement.  To the fullest extent permitted by law, the Independent Managers shall consider the interests of the rated debtholders and other creditors of the Company (other than the Lenders in respect of the Subordinated Debt Facility) in making determinations hereunder.  No Independent Manager shall be entitled to a vote on any matter other than a determination by the Managing Member to commence insolvency proceedings, including the commencement of a voluntary case under the Bankruptcy Code, with respect to the Company as required under Section 11.4.

 Section 7.3.  Actions by Managing Member

.  Each Member, by execution of this Agreement or its acceptance of a Member Interest, agrees to, consents to and acknowledges the delegation of powers and authority to the Managing Member granted hereunder (subject to Section 11.4) and the actions and decisions of the Managing Member that are within the scope of its power and authority as provided herein (including the use by the Managing Member of property owned by or licensed to the Company (including the Capital Model)).  The Company, and the Managing Member on behalf of the Company, may enter into the Program Documents without any further act, vote or approval of any Member, notwithstanding any other provision of this Agreement.  The Managing Member may authorize any Person to enter into any other document permitted hereunder on behalf of the Company and to perform the duties thereunder, provided that the Managing Member shall not be relieved of any of its obligations hereunder or the standard of care in respect thereof regardless of the performance of any services by third parties.  The Managing Member shall take all actions necessary to administer the Program Documents in accordance with their terms and to effect payments and distributions of expenses and in respect of Member Interests in accordance with this Agreement and the other Program Documents and take all other action on behalf of the Company in order to cause the Company to comply with the terms of the Program Documents; provided that the determination of the Company to engage in any Bankruptcy Action with respect to itself, including the commencement of a voluntary case under the Bankruptcy Code, shall require the affirmative vote (or consent) of each Independent Manager as provided in Section 11.4.  The Managing Member shall not take any action that would (i) materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer including any Delaware law, United States Federal or state law or any other law known to the Managing Member to be applicable to the Company, (ii) require registration of the Company as an “investment company” under the Investment Company Act, or (iii) cause the Company to materially violate any of the terms of the Program Documents or any other agreement contemplated thereby.  The Managing Member agrees that it shall comply with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the other Program Documents the violation of which has or could reasonably be expected to have a material adverse effect on the Company, any assets of the Company or the interests of the Lenders.

 Section 7.4.  Officers

.  Subject to the rights and authority of the Managing Member, the Company may have officers consisting of a chief executive officer, president, a chief financial officer and a secretary to execute such documents and certificates as may be appropriate from time to time on behalf of the Company.  Such officers shall have such additional power and authority as the Managing Member shall specify.

 Section 7.5.  Conflicts of Interest

.  Subject to the other provisions of this Agreement and the other Program Documents (including the agreements and obligations of the Managing Member herein):  (a) the Managing Member, the Independent Managers and each Member and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company, the Managing Member, the Independent Managers or any Member or officer of the Company the right to participate therein; (b) the Company may transact business with the Managing Member, the Independent Managers or any Member or officer of the Company or any Affiliate of any of the foregoing; provided that the terms of any such transaction are no less favorable than those the Company could obtain from unrelated third parties; and (c) none of the Managing Member, the Independent Managers, any Member or any Affiliate of any of the foregoing shall be prohibited by this Agreement from engaging in any other business or activity, whether or not in competition with the Company.

 Section 7.6.  Bank Accounts

.  Only the Managing Member, the chief executive officer, president, the chief financial officer or the designees of the Managing Member, the chief executive officer, president or the chief financial officer in accordance with authorization cards on file with the Company’s banks may sign checks on behalf of the Company, provided that only the Managing Member may withdraw (or cause to be withdrawn) funds from the Accounts.

 Section 7.7.  Compensation

.  Except as otherwise provided in this Agreement, the other Program Documents and the Independent Manager Letter Agreement dated as of December 14, 2007 (the “Independent Manager Letter Agreement”) between the Company and each Independent Manager, none of the officers of the Company, the Managing Member, the Independent Managers or any Affiliate thereof shall be entitled under this Agreement to any compensation from the Company or to reimbursement for expenses incurred in connection with the business or affairs of the Company.

 Section 7.8.  Indemnification of Managing Member, Independent Managers, Officers and Other Agents

.

(a)          The Company shall indemnify, to the fullest extent now or hereafter permitted by law, each of the Managing Member and each Independent Manager and any Person formerly fulfilling any such function hereunder and the directors, representatives, officers, employees, agents and advisors of the foregoing (collectively, the “Indemnified Persons”) to the extent any such Person was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was an authorized representative of the Company, both as to action in such Person’s official capacity and as to action in another capacity at the Company’s request while holding such office or position, against all expenses (including reasonable attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action or proceeding.

(b)          The Company shall pay all expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnified Person in defending or appearing as a witness in any action or proceeding described in Section 7.8(a) in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Person to repay all amounts advanced if it is ultimately determined that such Person is not entitled to be indemnified by the Company as provided in Section 7.8(d).

(c)          The Company may, as determined by the Managing Member from time to time, indemnify, to the fullest extent now or hereafter permitted by law, any Person who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, or was or is otherwise involved in, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was an authorized representative of the Company, both as to action in such Person’s official capacity and as to action in another capacity at the Company’s request while holding such office or position, against all expenses (including reasonable attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action or proceeding.  The Company may, as determined by the Managing Member from time to time, pay expenses (including reasonable attorneys’ fees and disbursements) incurred by any such Person by reason of such Person’s participation in any action or proceeding described in this Section 7.8(c) in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Person to repay all amounts advanced if it is ultimately determined that such Person is not entitled to be indemnified by the Company as provided in Section 7.8(d).

(d)          Indemnification under this Section 7.8 shall not be provided by the Company in any case where a court determines that the alleged act or failure to act giving rise to the claim for indemnification (i) is expressly prohibited by the Delaware LLC Act or any successor statute as in effect at the time of such alleged action or failure to act or (ii) constitutes willful misconduct, bad faith, fraud, gross negligence or reckless disregard of, or was outside the scope of, a Person’s duties.

(e)          The Company may purchase and maintain insurance on behalf of any Person who is or was an Indemnified Person, or is or was an authorized representative of the Company, against any liability asserted against or incurred by such Person in any such capacity, or arising out of the status of such Person as such, whether or not the Company would have the power or obligation to indemnify such Person against such liability under the provisions of this Section 7.8.

(f)          Each Indemnified Person shall be deemed to act in such capacity in reliance upon the rights of indemnification and advancement of expenses as are provided in this Section 7.8.  The rights of indemnification and advancement of expenses provided by this Section 7.8 shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of expenses may be entitled under any agreement, statute or otherwise, both as to action in such Person’s official capacity and as to action in another capacity at the Company’s request while holding such office or position, and shall continue as to any Person who has ceased to be an authorized representative of the Company and shall inure to the benefit of the heirs and personal representatives of such Person.  Indemnification and advancement of expenses under this Section 7.8 shall be provided whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company.  Any repeal or modification of this Section 7.8 shall not adversely affect any right or protection existing at the time of such repeal or modification to which any Person may be entitled under this Section 7.8.

(g)          No Member shall have any obligation to indemnify any other Member or any Indemnified Person, officer, agent or other authorized representative of the Company under any circumstances in connection with this Agreement.

(h)          No Member or officer of the Company or its agents and/or legal representatives shall be liable to any Member, the Company or any other Person for action or inaction which such Member, officer, agent or legal representative reasonably believed to be in or not opposed to the best interests of the Company, unless such action or inaction constitutes willful misconduct, bad faith, fraud, gross negligence or reckless disregard of, or is outside the scope of, his or its duties.  Each Member may (on its own behalf or on behalf of any representative of such Member or the respective agents and/or legal representatives of any of them) consult with counsel, accountants and other experts in respect of the Company’s affairs, and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.8(h) shall not be construed so as to relieve (or attempt to relieve) (i) any Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law but shall be construed so as to effectuate the provisions of this Section 7.8(h) to the fullest extent permitted by law or (ii) any Member of any liability for the breach of any contract related to the business of the Company, including this Agreement.  In addition, notwithstanding any duty (fiduciary or otherwise) that might otherwise have existed at law or in equity, to the fullest extent permitted by law, no Member shall be deemed to owe any duty (including fiduciary duties) to any Member, the Company or any other Person in connection with (i) the business of the Company, (ii) any action by any Member pursuant to this Agreement, (iii) any approval or withholding of consent contemplated by this Agreement, (iv) ownership of any Member Interest or (v) their separate business activities or otherwise.  Notwithstanding any duty (fiduciary or otherwise) that might otherwise have existed at law or in equity, to the fullest extent permitted by law, whenever in this Agreement the Members are permitted or required to make a decision or to give or withhold approval or consent, the Members shall be entitled to act in their sole discretion.  Moreover, notwithstanding any duty (fiduciary or otherwise) that might otherwise have existed at law or in equity, to the fullest extent permitted by law, no Member shall have any obligation whatsoever to otherwise consider the interests of the other Members in exercising any rights pursuant to this Agreement.

(i)          No Indemnified Person shall be liable to any Member, the Company, any other Indemnified Person or any other Person for action or inaction which such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, unless such action or inaction constitutes willful misconduct, bad faith, fraud, gross negligence or reckless disregard of, or is outside the scope of, his or its duties to the Company.  Each Indemnified Person may (on its own behalf or on behalf of the Company or the respective agents and/or legal representatives of any of them) consult with counsel, accountants and other experts in respect of the Company’s affairs, and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.8(i) shall not be construed so as to relieve (or attempt to relieve) (i) any Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law but shall be construed so as to effectuate the provisions of this Section 7.8(i) to the fullest extent permitted by law or equity or (ii) any Indemnified Person of any liability for the breach of any contract related to its duties to the Company, including this Agreement.  In addition, to the extent permitted by law or equity, no Indemnified Person shall be deemed to owe any fiduciary duty to any Member or any other Person in connection with (i) the business of the Company, (ii) any action by any Indemnified Person or Member pursuant to this Agreement, (iii) any approval or withholding of consent contemplated by this Agreement or (iv) their separate business activities or otherwise.  Subject to the agreements and obligations of the Managing Member herein, whenever in this Agreement the Indemnified Person are permitted or required to make a decision or to give or withhold approval or consent, the Indemnified Person shall be entitled to act in their sole discretion and, moreover, no Indemnified Person shall have any obligation to otherwise consider the interests of any of the Members in exercising any rights pursuant to this Agreement.

(j)          The Managing Member shall indemnify and hold harmless the Company and its directors, representatives, officers, agents and advisors from and against any and all losses, claims, damages, judgments, assessments, costs or other liabilities (and will reimburse each such Person for all expenses (including reasonable attorneys’ fees and disbursements)) in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, or arising out of or in connection with, the willful misconduct, bad faith, fraud or gross negligence of the Managing Member or the reckless disregard by the Managing Member of its duties hereunder.

(k)          For purposes of this Section 7.8, the term “authorized representative” shall mean (i) the Managing Member or an officer or agent of the Company or an administrator or committeeman, or (ii) a Person serving another limited liability company, corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities, in the case of each of clauses (i) and (ii), at the request of the Company.

ARTICLE VIII

DISTRIBUTIONS; ALLOCATIONS OF NET INCOME AND NET LOSS
 Section 8.1.  Distributions

.  Except as otherwise provided in this Agreement, on each Payment Date, the Managing Member shall make distributions to the Members in the amounts, at the times and in the order of priority set forth in Section 13.3.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make any distribution to any Member on account of its Member Interest if such distribution would violate Section 18-607 of the Delaware LLC Act or other applicable law.

 Section 8.2.  Record Dates

.  The record date for distributions with respect to the Member Interests will be the last Business Day of the calendar month preceding the month in which the distribution will be made (the “Record Date”).

 Section 8.3.  Receipt of Distributions

.  The Members shall be entitled to receive distributions hereunder by wire transfer to the account specified in writing by the applicable Member to the Company.  In each case, the account must be specified in writing not later than the Record Date for the applicable Payment Date on which wire transfers will commence.

 Section 8.4.  Excess Payments

.  Each Member shall be deemed to agree, by its acceptance of a Member Interest, that it shall promptly remit to the Managing Member (on behalf of the Company) any excess payment it has received.

 Section 8.5.  Allocations

.  To the extent necessary if the Company is treated as a  partnership for U.S. federal, state and local income tax purposes rather than as a disregarded entity, after giving effect to the special allocations set forth in Section 8.6, Tax Profits and Losses and every item of income, gain, deduction and loss entering into the computation thereof for any Fiscal Year shall be allocated to the Members ratably based on each Member’s Ratable Percentage, provided that in the Fiscal Year in which the Company sells all or substantially all of its assets or in which it liquidates, Tax Profits and Tax Losses (and items thereof) shall be allocated so that each Member’s positive Capital Account balance equals, to the extent possible, the amount distributable to such Person pursuant to Section 11.3.

 Section 8.6.  Special Allocations

(a)           To the extent necessary if the Company is treated as a  partnership for U.S. federal, state and local income tax purposes rather than as a disregarded entity, the Tax Matters Member may make such special allocations as are required for the Company to satisfy the requirements of Regulations Section 1.704-1(b) and 1.704-2, including such allocations as are required pursuant to the rules governing allocations of partner non-recourse deductions, minimum gain chargebacks and qualified income offsets, and may make correlative allocations to offset such allocations; provided that no such allocation shall affect the amount distributable to the Members.

(b)          To the extent necessary if the Company is treated as a  partnership for U.S. federal, state and local income tax purposes rather than as a disregarded entity, subject to the requirement of Section 704(c) of the Tax Code, each item of income, gain, loss, deduction or credit for federal income tax purposes shall be allocated among the Members in the same manner in which corresponding items of Tax Profits and Losses were allocated pursuant to Section 8.5.

(c)          Upon the request of a Transferee or a distributee of a Company distribution, the Company may, in the sole discretion of the Managing Member, make the election provided for in Section 754 of the Tax Code.

(d)          As used herein, “Tax Matters Member” shall have the same meaning as “tax matters partner” as used in the Tax Code.   For so long as the initial Member remains a Member, it shall be the Tax Matters Member, and otherwise the Tax Matters Member shall be the Member having the largest Ratable Percentage.  For all purposes of Sections 6221 through 6232 of the Tax Code, the Tax Matters Member shall make all tax elections available in such manner as he or she determines is in the best interest of a Required Members and consistent with the Tax Code and the Regulations.  In the event a tax controversy shall arise, the Tax Matters Member, with the consent of the Required Members, shall employ such attorneys and accountants and other experts to represent the Company as the Tax Matters Member determines to be appropriate.  The Tax Matters Member shall have exclusive authority to settle any income tax controversy or initiate any income tax proceeding required to be conducted, maintained or settled in the name of the Company, provided that such action imposes no financial or other liability on any Member not affected by such claim, controversy, proceeding or settlement.

 Section 8.7.  Amounts Withheld

.  All amounts withheld or required to be withheld pursuant to the Tax Code or any provision of any state, local or foreign Tax law, with respect to any distribution or allocation to or by the Company or to or by the Members and treated by the Tax Code (whether or not withheld pursuant to the Tax Code) or any other applicable Tax law as amounts payable by or in respect of the Members, any Person owning an interest, directly or indirectly, in such Member, shall be treated as a distribution to the Members with respect to which such amount was withheld pursuant to this Article VIII for all purposes under this Agreement (including an appropriate debit to such Member’s Capital Account).

ARTICLE IX

ACCOUNTING
 Section 9.1.  Books and Records

(a)          The Managing Member shall cause to be kept books of account in which shall be entered fully and accurately every transaction of the Company.  The books of account shall be kept on the accrual method of accounting and in accordance with GAAP.

(b)          Such books of account, together with all related correspondence, papers and other documents, shall be kept at such offices of the Company as the Managing Member shall designate and shall, upon reasonable notice to the Managing Member, be open to the examination of each Rating Agency, any Member or its authorized representatives (who will be permitted to make copies of all or any part thereof at such Member’s cost) or any governmental agency which has authority over or any rights of inspection of the Company or a Member.  Each Member agrees, by execution of this Agreement or its acceptance of a Member Interest, to keep the contents of all such books of account, together with all related correspondence, papers and other documents, in confidence and shall not disclose the same.

 Section 9.2.  Reports and Notices
.
(a)          Any forms as may be required by the Service shall be distributed to the Members within 120 days after the close of each Fiscal Year.  The Managing Member shall deliver, or cause to be delivered, at the Company’s expense, to each of the Members and (except for any reports or statements pursuant to clause (v) below) each Rating Agency:

(i)          as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, (a) the statements of income of the Company for (i) such Fiscal Quarter and (ii) if such Fiscal Quarter is the second or third Fiscal Quarter of a Fiscal Year, the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, (b) the related balance sheets (including any related notes thereto) of the Company as at the end of such Fiscal Quarter and statements of cash flows for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter and (c) a certificate of the chief financial officer of the Managing Member, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Company in accordance with GAAP, consistently applied, as at the end of, and for, such period, subject to normal year-end audit adjustments;

(ii)          as soon as available and in any event within 120 Business Days after the end of each Fiscal Year, commencing with the current Fiscal Year, (a) the statements of income of the Company for such Fiscal Year, (b) the related balance sheets (including any related notes thereto) of the Company as at the end of such Fiscal Year, (c) the related statements of equity and cash flows for such Fiscal Year, (d) the related notes to the financial statements and (e) an opinion of the Company Auditor, which opinion shall state that the final statements of income, retained earnings and cash flows and balance sheet (including the related notes thereto) delivered under this clause (a)(ii) fairly present the financial condition and results of operations of the Company as at the end of, and for, such Fiscal Year in accordance with GAAP;

(iii)          concurrently with any delivery of financial statements under clause (i) or (ii) of this Section 9.2(a), a certificate of an officer of the Company to the effect that no Wind-Down Event or Program Violation has occurred and is continuing (or, if any Wind-Down Event or Program Violation has occurred and is continuing, describing the same in reasonable detail);

(iv)          within 120 days after the end of each Fiscal Year, commencing with the current Fiscal Year, copies of any reports or statements necessary for the Members to comply with any applicable income tax requirements of the Tax Code with respect to such Person’s investment in the Company;

(v)          as soon as available and in any event within 30 days after the end of each Fiscal Quarter, a statement of the federal net taxable income of the Company, determined in accordance with the Tax Code, for (a) such Fiscal Quarter and (b) if such Fiscal Quarter is not the first Fiscal Quarter of a Fiscal Year, the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter;

(vi)          as soon as available and in any event within 15 Business Days after the end of each Fiscal Quarter, a statement detailing (a) all amounts deposited into the Collection Account during such Fiscal Quarter, (b) all amounts withdrawn from the Collection Account (other than for distribution pursuant to Section 13.3(a)) during such Fiscal Quarter and the use thereof, (c) all amounts deposited into the Expense Account during such Fiscal Quarter, (d) all amounts withdrawn from the Expense Account during such Fiscal Quarter and the use thereof, (e) all amounts deposited into the Reserve Account during such Fiscal Quarter and (f) all amounts withdrawn from the Reserve Account (other than for distribution pursuant to Section 13.3(b)) during such Fiscal Quarter and the use thereof;

(vii)          promptly after the occurrence of any Program Violation, a certificate of the chief financial officer of the Company describing such Program Violation in reasonable detail;

(viii)          as soon as available and in any event within five Business Days after the end of each calendar week, a weekly report (a) describing the outstanding CDS, Off-Setting Swaps, Project Investments, Hedging Agreements and Collateral Support Swaps as of the last day of such calendar week and, except for Project Investments, containing a certification of the chief financial officer, president or senior vice president of the Managing Member stating whether the related Eligibility Criteria are satisfied as of the last day of such calendar week (together with a reasonably detailed summary of the related Eligibility Criteria), and (b) containing the inputs and the results with respect to each time the Capital Model was run during such calendar week;

(ix)          within 30 days following the last day of each calendar month, an agreed upon procedures review conducted by the Company Auditor that includes a review of the items set forth on Schedule V or otherwise prescribed by the Rating Agencies;

(x)          on the first Business Day of each Collection Period, a report identifying those properties with an S&P Default Probability Rating of “BBB-” or higher that do not comply in a material respect with the insurance requirements described in the Investor Services Agreement;

(xi)          promptly upon the receipt of the same by the Company, copies of all reports (including site inspection reports and financial statements) relating to each underlying property in the CDS Program; and

(xii)          from time to time such other information regarding the financial condition, operations or business of the Company, or compliance by the Company with the terms of this Agreement and the other Program Documents, as any Member may reasonably request.

(b)          The Managing Member, at the Company’s expense, shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies all reports required to be filed by the Company with such entities under then-current applicable laws, rules and regulations.  Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies.  Any Member shall be provided with a copy of any such report upon request and without expense to such Member.  Each Member agrees, by execution of this Agreement or its acceptance of a Member Interest, to keep the contents of all such reports in confidence and shall not disclose the same.  The Managing Member hereby designates the Company Auditor as the independent public accountants for the Company, and such independent public accountants may not be discharged or otherwise replaced without the approval of the Managing Member.

(c)          In addition to the reporting requirements above, any report or notice delivered under this Agreement or under any Debt Facility (including with respect to any waiver, amendment or other modification) to any Person shall also be delivered to each of the Rating Agencies and the administrative agents in respect of the Debt Facilities.

ARTICLE X

TRANSFERS AND ADMISSION
 Section 10.1.  Transfers

.  A Member may Transfer all or any portion of its Member Interest in the Company to any Person, provided that (i) the affirmative consent of each of the other Members shall have been obtained for any such Transfer, (ii) such Transfer is exempt from the registration requirements of the Securities Act, would not require the registration of the Company under the Investment Company Act and is exempt under applicable state and foreign securities laws (and the Company may require the Transferee to provide a legal opinion in form and substance satisfactory to the Company to the foregoing effect), (iii) such Transfer shall not be effective if (x) immediately after giving effect to such Transfer, Member Interests corresponding to 25% or more (as determined under the Plan Asset Regulation) of the aggregate value of the outstanding Member Interests or of any other class of equity interests in the Company would be held by Benefit Plan Investors (for purposes of making the foregoing determination, Member Interests held by or for the benefit of any Person (other than a Benefit Plan Investor) that has discretionary authority or control over the assets of the Company or that provides investment advice for a fee (direct or indirect) with respect to such assets, or is an “affiliate” (as defined in the Plan Asset Regulation) of any such Person, shall be disregarded) or (y) such Transfer would (1) cause the Company to be treated as a publicly traded partnership or (2) result in ownership of the Member Interests by a Member that is not treated as a United States person within the meaning of section 7701(a)(30) of the Tax Code and (iv) such Transfer shall not be effective unless the Rating Condition shall have been satisfied with respect thereto.  The Transferor shall promptly give notice to the Company of any such Transfer.

 Section 10.2.  Effect of Permitted Transfers

.  Without execution of this Agreement, upon the Transfer of a Member Interest to a Transferee as permitted by this Agreement, which Transfer shall be deemed to constitute a request by such Person that the books and records of the Company reflect such Person’s admission as a Member, the Managing Member shall record such Transfer in the Register as contemplated by Section 2.12 and such Person shall be admitted to the Company as a Member and shall become bound by this Agreement upon such recording.  No Member shall be permitted to resign as a Member unless such resignation is in connection with a Transfer permitted under this Article X.

 Section 10.3.  Effect of Void Transfers

.  In the event of any purported Transfer of any Member Interest (or portion thereof) in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, and the Transferor shall remain as a Member.

 Section 10.4.  Rule 144A Information

.  Upon the request of a Member, the Company shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Member or to a prospective purchaser of a Member Interest designated by such Member, in order to permit compliance by such Member with Rule 144A under the Securities Act in connection with the resale of such Member Interest.

ARTICLE XI
TERM AND DISSOLUTION
 Section 11.1.  Dissolution; Liquidating Events

.  The Company shall be dissolved and its affairs wound up in accordance with the Delaware LLC Act, this Agreement (including Article XII) and the other Program Documents (i) at any time there are no Members, unless the Company is continued in accordance with the Delaware LLC Act or this Agreement, or (ii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware LLC Act.

 Section 11.2.  Effect of Wind-Down Event

.  Upon the occurrence of a Wind-Down Event, the Company shall not thereupon be dissolved but shall continue until the winding up of the affairs of the Company in accordance with this Agreement (including Article XII) and the other Program Documents has been completed and a certificate of cancellation has been filed with the Secretary of State of the State of Delaware.

 Section 11.3.  Dissolution

.  Upon dissolution, the Company shall continue solely for the purpose of winding up its affairs as provided in Section 11.2 and shall liquidate its assets and satisfy the claims of its creditors and Members.  Neither any Member nor the Managing Member shall take any action that would prejudice the winding up of the Company’s business and affairs in such manner.  Subject to the Delaware LLC Act, the  proceeds from such winding up shall be applied and distributed in accordance with the priority of payments set forth in Section 13.3.  Upon the completion of the winding up of the Company, a certificate of cancellation, setting forth the information required by the Delaware LLC Act, shall be filed with the Secretary of State of the State of Delaware.

 Section 11.4.  Bankruptcy and Insolvency Proceedings

.  Notwithstanding any other provision of this Agreement and any provision of law that so empowers the Company, none of the Company, the Members, the Managing Member or any other Person on behalf of the Company shall have authority to cause the Company to, and the Company shall not, without the unanimous consent of the Managing Member and the Independent Managers, (i) institute proceedings to have the Company be adjudicated bankrupt or insolvent or consent to the institution of bankruptcy or insolvency proceedings against the Company, including under the Bankruptcy Code; (ii) file a petition seeking, or consent to, for or on behalf of the Company, reorganization or relief under any applicable federal or state law relating to bankruptcy; (iii) consent to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or a substantial part of its property; or (iv) make any assignment for the benefit of creditors (collectively, “Bankruptcy Actions”).  Each of the Managing Member and the Independent Managers shall, to the fullest extent permitted by law (including the Delaware LLC Act), consider the interests of the Company, including specific consideration of the interests of its rated debtholders and other creditors, in acting or otherwise voting on the matters referred to in this Section 11.4.  The provisions of this Section 11.4 shall survive the termination of this Agreement.

 Section 11.5.  Bankruptcy Considerations.

(a)  Upon the occurrence of any event that causes the last remaining Member to cease to be a Member (other than upon (i) a Transfer by a Member of all of its Member Interests and the admission of a Transferee pursuant to Article X and (ii) resignation of a Member and admission of an additional Member pursuant to Article X), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

(b)           Notwithstanding any other provision of this Agreement to the contrary, the Bankruptcy (as defined below) of any Member shall not cause such Member to cease to be a Member and upon the occurrence of such an event or the dissolution, incapacity, death, insolvency or disability of any Member or the Managing Member, to the fullest extent permitted by law, the Company shall continue without dissolution.

(c)           Notwithstanding any other provision of this Agreement to the contrary, each Member and the Managing Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of such Member or the Managing Member, or the occurrence of an event that causes such Member to cease to be a member of the Company.

(d)  As used in this Section 11.5, the term “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

ARTICLE XII

WIND-DOWN AND SUSPENSION PERIODS
 Section 12.1.  Wind-Down Events

.  The CDS Program shall commence winding down in accordance with Section 12.2 upon the occurrence of any of the events (each, a “Wind-Down Event”) expressly described below:

(a)           the failure of the Capital Model to operate (i) in all material respects in a manner consistent with past practice and such failure directly or indirectly causes the business of the Company as a whole to be materially adversely disrupted, and such failure is not remedied on or before the 30th Business Day after the occurrence of such failure or (ii) in compliance with the Moody's Technical Document or S&P Technical Document, and such failure is not remedied on or before the 135th Business Day after the occurrence of such failure;

(b)           the Company or Holdings becomes (or is required to become) a registered “investment company” under the Investment Company Act;

(c)           any event that makes it unlawful to carry on the business of the Company;

(d)           (i) the Company fails to pay when due any amount due under any Debt Facility and such failure is not remedied on or before the fifth Business Day after the Company receives notice of such failure; (ii) any “Event of Default” as defined in the Senior Facility or the Mezzanine Facility shall have occurred and not have been waived or cured as permitted under such Debt Facility; or (iii) any indebtedness under any Debt Facility becomes due prior to its scheduled maturity for any reason;

(e)           (i) the Managing Member willfully violates, or takes any action that it knows breaches, any material provision of any Program Document, and any such violation or action could reasonably be expected to result in a Material Adverse Effect, (ii) the Managing Member materially breaches any provision of any Program Document or any representation made by the Managing Member shall prove to have been incorrect when made in any material respect, and within 30 days of its becoming aware of such breach, or such incorrect representation, the Managing Member fails to cure such breach or (iii) the Managing Member commits fraud or criminal activity, or exercises gross negligence that has an adverse effect on the Company, in the performance of its obligations under this Agreement or the Managing Member is indicted for a criminal offense related to its primary businesses;

(f)           twenty (20) Business Days pass after the discovery of a Program Violation, during which period the Company fails to (i) take commercially reasonable steps to remediate all of the adverse consequences, if any, of such Program Violation and (ii) take commercially reasonable steps to avoid a recurrence of similar types of Program Violations;

(g)           the occurrence of a Bankruptcy Event with respect to the Company, Holdings or the Managing Member;

(h)            (i) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 2.10 or (ii) except as otherwise provided in this Section 12.1, the Company shall fail to observe or perform in a material respect any other covenant, condition or agreement contained in this Agreement and such failure shall continue unremedied for a period of 30 or more Business Days after notice thereof to the Company;

(i)           (i) any Custodian shall fail to observe or perform any covenant, condition or agreement contained in a Custody Agreement and such failure shall continue unremedied by the Custodian (which includes a successor Custodian under a Custody Agreement to which all cash and property held by the defaulting custodian under such Custody Agreement has been transferred) for a period of 10 or more days after notice thereof to the Custodian; or (ii) if within thirty (30) days from the date on which a current Custodian does not meet the Custodian Ratings Criteria such Custodian shall not have (x) been replaced with a Custodian that satisfies the Custodian Ratings Criteria or (y) obtained a guaranty of a Person that satisfies the Custodian Ratings Criteria;

(j)           three Business Days pass after the occurrence of any Net Loss Trigger Event, during which period the Company does not receive capital contributions from Holdings in amounts such that, if such amounts had been received prior to the occurrence of such Net Loss Trigger Event, such Net Loss Trigger Event would not have occurred;

(k)           thirty (30) days pass after the occurrence of any Minimum Capital Requirement Event, during which period the Company does not receive capital contributions in amounts such that, if such amounts had been received prior to the occurrence of such Minimum Capital Requirement Event, such Minimum Capital Requirement Event would not have occurred;

(l)           [reserved];

(m)           (i) the Company’s counterparty rating is not at least "A" by S&P; or (ii) the obligations in respect of the Senior Facility are not rated at least "A" by S&P and "A2" by Moody's; or (iii) the obligations in respect of the Mezzanine Facility are not rated at least "BB-" by S&P and "Baa3" by Moody's;

(n)           [reserved];

(o)           the Company fails to pay when due any amount due to any counterparty under any CDS and such failure is not remedied within the applicable grace period specified in such CDS;

(p)           the Company shall fail to comply with Section 9.2(a)(ii) and such failure continues for one hundred twenty (120) or more days;

(q)           the Company shall fail to comply with Section 9.2(a)(viii) and such failure continues for sixty (60) or more Business Days;

(r)           the Company makes a distribution to Members that is not permitted under this Agreement and such distribution (or an equivalent amount) is not returned to the Company within thirty (30) Business Days; and

(s)           the Company invests Cash held in or credited to an Account in an investment that is not a Permitted Investment and such investment is not liquidated within thirty (30) Business Days.

 Section 12.2.  Wind-Down Procedures

.  Upon the occurrence and during the continuance of a Wind-Down Event, upon the occurrence of any Permanent Minimum Capital Requirement Event or during any period in which there is a Defaulting Lender party to the Senior Facility or the Mezzanine Facility:

(a)   the Company shall not be permitted to enter into any new CDS or Off-Setting Swaps or make any Project Investment contemplated by clause (iii) of the definition thereof;

(b)          the Company may make new Project Investments (other than any Project Investment contemplated by clause (iii) of the definition thereof) in accordance with this Agreement and the other provisions of this Section 12.2, but only for purposes of reducing the risk exposures in respect of the CDS Program that existed as of the related Wind-Down Date;

(c)           the Company shall have the option to unwind or assign to third parties in a commercially reasonable manner existing CDS at a price reasonably determined by the Managing Member to be the fair market value of such CDS;

(d)           the Company may, to the extent that there are any advances outstanding under the Senior Facility on the date at least 20 Business Days prior to the final maturity date thereof, borrow under the Mezzanine Facility and deposit the proceeds thereof in the Reserve Account pursuant to Section 3.4, in such amounts as shall be necessary, together with other amounts available in the Reserve Account for such purpose, to repay the principal of and interest on such advances on the Payment Date corresponding to such stated maturity in accordance with Section 13.3 and to terminate the commitments thereunder;

(e)           the Company shall promptly deliver to the Rating Agencies written notice of the occurrence of such Wind-Down Event; and

(f)            the Company shall promptly convert any non-cash Permitted Investment into cash.

 Section 12.3.  Suspension Events.

  The Company shall comply with the restrictions set forth in Section 12.4 upon the occurrence of any of the events (each, a “Suspension Event”) expressly described below:

(a)           the failure of the Capital Model to (i) operate in all material respects in a manner consistent with past practice for either ten (10) consecutive Business Days or twenty (20) days during any one-year period and such failure directly or indirectly causes the business of the Company as a whole to be materially adversely disrupted, and following such failure the Capital Model does not operate in all material respects in a manner consistent with past practice for 30 consecutive Business Days or (ii) operate in compliance with the Moody's Technical Document or S&P Technical Document and such failure is not remedied on or before the 90th Business Day after the occurrence of such failure, and following such failure the Capital Model does not operate in compliance with the applicable technical document for ten (10) consecutive Business Days;

(b)           fifteen (15) Business Days pass after the discovery of a Program Violation, during which period the Company fails to (i) take commercially reasonable steps to remediate all of the adverse consequences, if any, of such Program Violation and (ii) take commercially reasonable steps to avoid a recurrence of similar types of Program Violations;

(c)           the Company shall fail to comply with Section 9.2(a)(ii) and such failure continues for more than eighty (80) Business Days; and

(d)           the Company shall fail to comply with Section 9.2(a)(viii) and such failure continues for sixty (60) or more Business Days.

 Section 12.4  Suspension Event Procedures.

  Upon the commencement and during the continuance of a Suspension Event:

(a)            the Company shall notify the Rating Agencies of the occurrence of such Suspension Event;

(b)            the Company shall enter into new CDS or Off-Setting Swaps or make any Project Investment contemplated by clause (iii) of the definition thereof only if the Rating Condition shall have been satisfied with respect thereto;

(c)            the Company may make new Project Investments (other than any Project Investment contemplated by clause (iii) of the definition thereof) in accordance with this Agreement and the other provisions of this Section 12.4, but only for purposes of reducing the risk exposures in respect of the CDS Program that existed as of the date of the occurrence of the Suspension Event; and

(d)            the Company shall convert any non-cash Permitted Investment into cash.

ARTICLE XIII
PAYMENTS AND DISTRIBUTIONS

 Section 13.1.  Payments from Accounts

.

(a)           Expense Account and Collection Account.  Amounts in the Expense Account and, if there are no amounts in the Expense Account, the Collection Account shall be used by the Company for payment of Administrative Expenses constituting taxes (including New York City unincorporated business taxes) and registration or filing fees or expenses in connection with settling or resolving any claims or disputes or enforcing its rights and remedies relating to any CDS, in each case as and when they become due and payable.  In addition, amounts in the Expense Account shall be used by the Company for payment of other Administrative Expenses as and when they become due and payable.  Amounts in the Collection Account additionally shall be used by the Company for (i) the payment of amounts owing by the Company to counterparties under Hedging Agreements, (ii) the settlement and periodic payments in respect of CDS or Off-Setting Swaps as and when they become due and payable, provided that the Company shall have first exercised its rights to receive payment under the Collateral Support Swaps, to the extent applicable and available, and (iii) Project Investments.

(b)           Reserve Account.  Amounts in the Reserve Account shall be used by the Company for the following:

(i)           settlement and periodic payments in respect of CDS or Off-Setting Swaps as and when they become due and payable, provided that that Company shall have first exercised its rights to receive payment under the Collateral Support Swaps, to the extent applicable and available; and

(ii)           Project Investments.

 Section 13.2.  Preparation of Quarterly Distribution Schedule

.  The Company shall, with respect to each Fiscal Quarter prior to each Quarterly Payment Date, prepare a schedule (the “Distribution Schedule”) in reasonable detail of the amounts payable or otherwise distributable in connection with the CDS Program by the Company pursuant to Section 13.3 for such Fiscal Quarter on such Quarterly Payment Date.  The Company shall prepare such Distribution Schedule based on the statement of deposits to and withdrawals from the Accounts most recently delivered pursuant to Section 9.2(a)(vi).  The Company shall deliver to the Members a copy of the Distribution Schedule with respect to each Quarterly Payment Date not later than 11:00 a.m. (New York City time) the fifth Business Day immediately preceding such Quarterly Payment Date.

 Section 13.3.  Distributions on Payment Dates

.  The Company shall on each Payment Date cause funds to be withdrawn from the Collection Account and the Reserve Account (to the extent such funds were held therein on the last day of the preceding Fiscal Quarter or, if such Payment Date is the Termination Date, on the Business Day immediately preceding the Termination Date (such Fiscal Quarter or period, the “Collection Period”)) and cause such funds to be distributed or applied, in respect of the amounts specified in the Distribution Schedule to be paid on such Payment Date for the related Collection Period, as follows:

(a)          Collection Account. Funds in the Collection Account (to the extent held therein on the last day of the related Collection Period) shall be distributed or applied on such Payment Date in the following order of priority for the following payments (after giving effect to any payments made pursuant to Section 13.1(a)):

(i)           to the payment of accrued and unpaid Administrative Expenses constituting taxes (including New York City unincorporated business taxes) and registration or filing fees or expenses in connection with settling or resolving any claims or disputes or enforcing its rights and remedies relating to any CDS;

(ii)           to the following payments in the corresponding numerical order:  (1) to the payment of accrued and unpaid Administrative Expenses constituting unpaid fees or unpaid expenses of the administrative and collateral agents under the Debt Facilities or in respect of the CDS, (2) to the payment of accrued and unpaid Administrative Expenses other than Managing Member Administrative Expenses, (3) to the payment of accrued and unpaid Managing Member Administrative Expenses and (4) if the aggregate amount in the Expense Account on such Payment Date is less than the Required Quarterly Expenses Amount, to the Expense Account an amount necessary to cause the aggregate amount in the Expense Account to equal the Required Quarterly Expenses Amount, provided that the aggregate amount of all payments made under this clause (ii) shall not exceed (x) the Quarterly Cap for such Collection Period plus (y) the aggregate amount of the Quarterly Caps for the three immediately preceding Collection Periods minus (z) the aggregate amount of payments and deposits made under this clause (ii) on the three immediately preceding Payment Dates;

(iii)           to the payment of accrued and unpaid Contingent Management Fees, provided that the aggregate amount of all payments made under this clause (iii) for such Collection Period shall not exceed an amount equal to the sum of (A) (x) 0.0001875 multiplied by (y) the average aggregate outstanding principal amount of all Multifamily Revenue Bonds in the CDS Program (other than the “Posted Collateral” under and as defined in any Collateral Support Swap) during such Collection Period plus (B) the aggregate amount of Contingent Management Fees permitted to be payable under the proviso for this clause (iii) for the immediately prior Collection Period but were not paid under this clause (iii) for such immediately prior Collection Period;

(iv)           to the payment of accrued and unpaid interest and commitment fees (including interest and commitment fees in respect of Senior Step Up Amounts) payable under the Senior Facility;

(v)           to the payment of accrued and unpaid interest and commitment fees (including interest and commitment fees in respect of Mezzanine Step Up Amounts) payable under the Mezzanine Facility;

(vi)           to the payment of accrued and unpaid interest and commitment fees payable under the Subordinated Debt Facility;

(vii)           if the Minimum Capital Requirement is not satisfied as of the last day of the related Collection Period, to the Reserve Account in the amount necessary to cause the Minimum Capital Requirement to be satisfied (as determined as of such last day of the related Collection Period after giving effect to such deposit);

(viii)           to the payment of accrued and unpaid Administrative Expenses in excess of the maximum amount set forth in Section 13.3(a)(ii) in the same order of priority set forth therein;

(ix)            to the payment of accrued and unpaid Contingent Management Fees to the extent not paid pursuant to Section 13.3(a)(iii);

(x)           at the Managing Member’s discretion, to the Members as a distribution in respect of their Member Interests pro rata based on their Ratable Percentages, so long as no Suspension Event or Wind-Down Event shall have occurred and be continuing on such Payment Date; and

(xi)           to the Reserve Account.

(b)          Reserve Account. Funds in the Reserve Account (to the extent held therein on the last day of the related Collection Period), and not applied or set aside as a reserve (in the reasonable discretion of the Managing Member, which discretion is hereby authorized) for the purposes set forth in Section 13.1(a), shall be distributed or applied on such Payment Date in the following order of priority for the following payments (after giving effect to any payments made pursuant to Section 13.1 and the priority of payments set forth in Section 13.3(a)):

(i)           to the payment of accrued and unpaid Administrative Expenses constituting taxes (including New York City unincorporated business taxes) and registration or filing fees or expenses in connection with settling or resolving any claims or disputes or enforcing its rights and remedies relating to any CDS;

(ii)           to the following payments in the corresponding numerical order:  (1) to the payment of accrued and unpaid Administrative Expenses constituting unpaid fees or unpaid expenses of the administrative and collateral agents under the Debt Facilities or in respect of the CDS, (2) to the payment of accrued and unpaid Administrative Expenses other than Managing Member Administrative Expenses, (3) to the payment of accrued and unpaid Managing Member Administrative Expenses and (4) if the aggregate amount in the Expense Account on such Payment Date is less than the Required Quarterly Expenses Amount, to the Expense Account an amount necessary to cause the aggregate amount in the Expense Account to equal the Required Quarterly Expenses Amount, provided that the aggregate amount of all payments made under this clause (ii) shall not exceed (x) the Quarterly Cap for such Collection Period plus (y) the aggregate amount of the Quarterly Caps for the three immediately preceding Collection Periods minus (z) the aggregate amount of payments and deposits made under this clause (ii) on the three immediately preceding Payment Dates;

(iii)           to the payment of accrued and unpaid Contingent Management Fees, provided that the aggregate amount of all payments made under this clause (iii) for such Collection Period shall not exceed an amount equal to the sum of (A) (x) 0.0001875 multiplied by (y) the average aggregate outstanding principal amount of all Multifamily Revenue Bonds in the CDS Program (other than the “Posted Collateral” under and as defined in any Collateral Support Swap) during such Collection Period plus (B) the aggregate amount of Contingent Management Fees permitted to be payable under the proviso for this clause (iii) for the immediately prior Collection Period but were not paid under this clause (iii) for such immediately prior Collection Period;

(iv)           to the payment of accrued and unpaid interest and commitment fees (including interest and commitment fees in respect of Senior Step Up Amounts) payable under the Senior Facility;

(v)           so long as no Wind-Down Event shall have occurred and be continuing on such Payment Date:

first to the payment of accrued and unpaid interest and commitment fees (including interest and commitment fees in respect of Mezzanine Step Up Amounts) payable under the Mezzanine Facility, so long as the Minimum Capital Requirement is satisfied after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

second to the payment of principal of advances outstanding under the Senior Facility and the Mezzanine Facility, in the order and in an amount selected by the Company, to the extent permitted by such Debt Facilities;

third to the payment of accrued and unpaid interest and commitment fees payable under the Subordinated Debt Facility, so long as the Minimum Capital Requirement is satisfied after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

fourth to the payment of accrued and unpaid Administrative Expenses in excess of the maximum amount set forth in Section 13.3(b)(ii) in the same order of priority set forth therein, so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

fifth to the payment of accrued and unpaid Contingent Management Fees to the extent not paid pursuant to Section 13.3(b)(iii);

sixth to the payment of principal of advances outstanding under the Subordinated Debt Facility, to the extent permitted thereby and so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

seventh at the Managing Member’s discretion, to the Members as a distribution in respect of their Member Interests pro rata based on their Ratable Percentages, so long as the Minimum Capital Requirement is met after giving effect to such distribution as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such distribution); and

eighth to the Reserve Account; and

(vii)           if a Wind-Down Event shall have occurred and be continuing on such Payment Date:

first to the payment of principal of advances outstanding under the Senior Facility;

second to a sub-account of the Reserve Account an amount equal to the aggregate amount of the commitments under the Senior Facility (as determined as of such last day of the related Collection Period after giving effect to such payment) (and, so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model, the commitment for each Lender thereunder shall be permanently reduced to zero on a dollar-for-dollar basis as such additional amounts are retained in such sub-account);

third to the payment of accrued and unpaid interest and commitment fees (including interest and commitment fees in respect of Mezzanine Step Up Amounts) payable under the Mezzanine Facility, so long as the Minimum Capital Requirement is satisfied after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

fourth to the payment of principal of advances outstanding under the Mezzanine Facility;

fifth to a sub-account of the Reserve Account an amount equal to the aggregate amount of the Available Mezzanine Loan Amounts under the Mezzanine Facility (as determined as of such last day of the related Collection Period after giving effect to such payment) (and, so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model, the Available Mezzanine Loan Amount and commitment for each Lender thereunder shall be permanently reduced to zero on a dollar-for-dollar basis as such additional amounts are retained in such sub-account);

sixth to the payment of accrued and unpaid interest and commitment fees payable under the Subordinated Debt Facility, so long as the Minimum Capital Requirement is satisfied after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

seventh to the payment of principal under the Subordinated Debt Facility, so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

eighth to the payment of accrued and unpaid Contingent Management Fees, so long as the Minimum Capital Requirement is met after giving effect to such payments as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

ninth to the payment of accrued and unpaid Administrative Expenses in excess of the maximum amount set forth in Section 13.3(b)(ii) in the same order of priority set forth therein, so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment);

tenth to the Members as a distribution in respect of their Member Interests pro rata based on their Ratable Percentages, so long as the Minimum Capital Requirement is met after giving effect to such payment as determined by the Capital Model (as determined as of such last day of the related Collection Period after giving effect to such payment); and

fifteenth to the Reserve Account.

(c)          Ratable Payments.  Except as otherwise expressly provided in this Section 13.3, if on any Payment Date the amount available in the Collection Account and the Reserve Account from amounts received in the related Collection Period are insufficient to make the full amount of the disbursements required by any paragraph in this Section 13.3 to different Persons, the Company shall make the disbursements called for by such paragraph ratably in accordance with the respective amounts of such disbursements then due and payable to the extent funds are available therefor.

ARTICLE XIV

GENERAL PROVISIONS
 Section 14.1.  Binding Effect and Benefit

.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns.  The Managing Member shall not Transfer any of its obligations under this Agreement without the consent of each of the Members and the Rating Agencies (and as to which the Rating Condition shall have been satisfied).  In addition, the parties hereto hereby acknowledge and agree that each of the Members and the Independent Managers are intended third party beneficiaries of the provisions relating to certain rights thereof as set forth in this Agreement and hereby agree that they will not amend, supersede or otherwise change the effectiveness of the provisions contained in this Agreement other than as provided in Section 14.5.

 Section 14.2.  Certificates, etc.

  The Company shall promptly cause to be prepared and executed all legally required applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities and arrange for the advertisement, publication and filing thereof where required by law in any applicable jurisdiction.

 Section 14.3.  Members’ Relationships Inter Se

.  Except as otherwise provided in this Agreement, nothing contained herein shall be construed to constitute any Member the agent of any other Member or the Company or in any manner to limit the Members in the conduct of their own respective businesses or activities.

 Section 14.4.  Notices, Statements, etc.

  Unless otherwise specifically provided in any Program Document, all notices, consents, directions, approvals, instructions, requests and other communications (each, for purposes of this Section 14.4, a “notice”) given to any party under any Program Document shall be in writing to such party at the address set forth in Schedule III or at such other address as such party shall designate by notice to each of the other parties to such Program Document.  Each notice to the Company shall be delivered to the Managing Member.  Each notice to any party may be delivered personally (including delivery by private courier services) or by facsimile, and shall be deemed to be duly given or made when received unless such day is not a Business Day, in which case such delivery shall be deemed to be made as of the next succeeding Business Day.

 Section 14.5.  Amendments; Etc.

  No amendment, restatement, supplement or other modification, or waiver (each, for purposes of this Section 14.5, a “modification”), of any provision of this Agreement shall be effective, nor shall the Company consent to any modification of any other Program Document, without the written consent of the Required Members and then such consent shall be effective only in the specific instance and for the specific purpose for which given, provided that, to effect any amendment to Sections 2.4 or 7.2, the proviso in the last sentence of Section 7.3, or Sections 7.5, 7.7, 7.8, 11.4, 14.1 or this Section 14.5, the approval of the Independent Managers, not to be unreasonably delayed or withheld, to such amendment must be obtained.

Notwithstanding the foregoing, the Company shall not execute any amendment to any Program Document, or provide any written waiver, consent or similar instrument with respect thereto, (i) unless the Rating Condition with respect to each Rating Agency is satisfied with respect to any such amendment, waiver, consent or similar instrument; provided that the Rating Condition shall not be required to be satisfied with respect to any amendment or waiver that modifies any amounts distributable to any Member and (ii) that would directly reduce any amounts distributable to any Member hereunder or materially delay the timing of the receipt of such amounts by any Member, in each case without the prior written consent of such Member.

Notwithstanding the foregoing, the terms by which the Company may make distributions to Members may be amended if the Rating Agencies are notified of such amendment and Lenders having more than 50% of the sum of the aggregate outstanding principal amount of loans at such time plus the aggregate unused amount of commitments at such time consent to such amendment.

The Company shall not materially amend, modify, waive or otherwise make any material change to the Capital Model without first satisfying the Rating Condition.  The Company may make non-material changes to the Capital Model without satisfying the Rating Condition; provided that the Company shall promptly provide notice of any such non-material change to the Rating Agencies.

 Section 14.6.  Governing Law

.  THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION) SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE MEMBERS.

 Section 14.7.  No Petition; Limited Recourse

.  Each Member agrees, in its capacity as a creditor of the Company, (which agreement shall, pursuant to the terms of this Agreement, be binding upon its successors, assigns, and participants) that it shall not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day (or, if longer, the then applicable preference period) after the payment in full of all amounts due under the Senior Facility, the Mezzanine Facility and the Subordinated Debt Facility.  Notwithstanding anything herein or any other Program Document to the contrary, the obligations of the Company owing to the Members, the Managing Member and other Persons hereunder and thereunder are limited recourse and are payable only from the property and assets of the Company, only to the extent funds are available for payment of such obligations in accordance with the priorities set forth in Article XIII.  No recourse shall be had and no claim shall be made, whether by levy or execution or otherwise, for the payment or satisfaction of any obligations of the Company hereunder or under any other Program Document against any Member or any of its assets, other than the property and assets of the Company, and no Member shall be liable for any deficiency judgment based thereon, it being expressly understood and agreed that the sole remedies of each of the Members and any other Person with respect to such amounts shall be against the property and assets of the Company in accordance with this Agreement (including Article XIII) and the other Program Documents.

 Section 14.8.  Severability

.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceablity, invalidity or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants or conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  If any provision hereof is held to be unenforceable, invalid or illegal as stated above, the parties will endeavor in good faith negotiations to replace such provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

 Section 14.9.  Counterparts

.  This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

 Section 14.10.  Waiver of Jury Trial

.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

 Section 14.11.  No Waiver; Cumulative Remedies

.  No failure on the part of any Person to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by applicable law.

 Section 14.12.  Consent to Jurisdiction

.  Each Member (i) irrevocably submits to the jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware and of any New York State court or Federal court sitting in the Borough of Manhattan in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents, to the fullest extent it may effectively do so, to the service of process by mail.  A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

 Section 14.13.  Certain Tax Matters

.  It is the intent of the parties hereto that, for so long as there is a single owner of the Member Interests, the Company shall be treated as a disregarded entity of such single owner within the meaning of Regulations Section 301.7701-3, and, if there is more than one owner of the Member Interests, the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes.  The parties hereto and each Member shall take no action (including filing any tax return, election or information return) inconsistent with the foregoing.

 Section 14.14.  Standards of Discretion

.  Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting any other Person or (ii) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CENTERLINE FINANCIAL HOLDINGS LLC, as the sole Member and as the Managing Member

/s/ S. A. Melville
Name: S. A. Melville
Title:    SVP

JOSEPH K. WINRICH, as Independent Manager

/s/ Joseph K. Winrich
Name: Joseph K. Winrich
Title: Independent Manager

ROBERT K. ROWELL, as Independent Manager

/s/ Robert K. Rowell
Name: Robert K. Rowell
Title: Independent Manager